     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1999


                                                      REGISTRATION NO. 333-76409
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                               ------------------
                        UNITED THERAPEUTICS CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                 2836                                52-1984749
  (State or other jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer Identification
  incorporation or organization)           Classification Code Number)                       No.)

                               1110 SPRING STREET
                            SILVER SPRING, MD 20910
                                 (301) 608-9292
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                              MARTINE A. ROTHBLATT
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        UNITED THERAPEUTICS CORPORATION
                               1110 SPRING STREET
                            SILVER SPRING, MD 20910
                                 (301) 608-9292
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                                   COPIES TO:

               LADAWN NAEGLE, ESQ.                                 LESLIE E. DAVIS, ESQ.
                 BRYAN CAVE LLP                               TESTA, HURWITZ & THIBEAULT, LLP
           700 THIRTEENTH STREET, N.W.                               HIGH STREET TOWER
                    SUITE 700                                         125 HIGH STREET
              WASHINGTON, DC 20005                                   BOSTON, MA 02110
                 (202) 508-6000                                       (617) 248-7000

                               ------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                               ------------------

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNITED THERAPEUTICS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND UNITED THERAPEUTICS IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                           SUBJECT TO COMPLETION

                                                                   JUNE 10, 1999

                                4,500,000 Shares
                     [UNITED THERAPEUTICS CORPORATION LOGO]

                                  Common Stock
                               ------------------

This is the initial public offering of United Therapeutics Corporation. United Therapeutics is offering 4,500,000 shares of common stock. United Therapeutics anticipates that the initial public offering price will be between $15.00 and $17.00 per share.

United Therapeutics has applied to list the common stock on the Nasdaq National Market under the symbol "UTHR."

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                                    PER SHARE    TOTAL
                                                                    ---------   --------
      Public Offering Price.......................................  $           $
      Underwriting Discounts and Commissions......................  $           $
      Proceeds to United Therapeutics.............................  $           $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

United Therapeutics has granted the underwriters the right to purchase up to 675,000 additional shares at the public offering price to cover any over-allotments.


DEUTSCHE BANC ALEX. BROWN

              A.G. EDWARDS & SONS, INC.
                              VECTOR SECURITIES INTERNATIONAL, INC.
                                          , 1999

DESCRIPTION OF PICTURES APPEARING ON THE INSIDE FRONT COVER PAGE:


     Outline of the entire human body, also specifically depicting the heart and lungs. Above the picture is a caption that reads: "Conditions Targeted by United Therapeutics' Products". Below that caption is the phrase, "(products not yet FDA-approved)." Along the length of the body are the following captions, which are connected by lines to various areas of the body: (a) "Chronic Obstructive Pulmonary Disease"; (b) "Pulmonary Hypertension" with sub-captions "Early Stage" and "Advanced"; (c) "Peripheral Vascular Disease" with sub-captions "Early Stage" and "Late Stage"; and (d) "Osteoarthritis".


     Beneath that picture is a series of three schematic representations of artery cross sections, appearing top to bottom. Beside the first representation is a caption that reads: "Normal Capillary Cross-Section". Below the representation are two captions, with lines connecting the captions to the picture, which read: (a) "Artery (through which blood flows)"; and (b) "Smooth muscle cell layer (dilates and constricts)".

     Beside the second representation is a caption that reads: "Diseased Capillary Cross-Section". Below the representation are three captions, with lines connecting the captions to the picture, which read: (a) "Artery becomes constricted, blocking blood flow"; (b) "Platelets begin to adhere to the inner surface of the artery"; and (c) "Smooth muscle cell layer thickens, further narrowing blood vessel".

     Beside the third representation is a caption that reads: "Expected Effects of UT-15". Below the representation, there are three captions, with lines connecting the captions to the picture, which read: (a) "A more normal blood flow returns to the artery, and arterial blood pressure drops"; (b) "Platelets stop adhering to the inner surface of the artery"; and (c) "Smooth muscle cells dilate and cease proliferating".

     At the bottom is the United Therapeutics logo and trademark, "Medicines for Life(TM)".

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Use of Proceeds.............................................   14
Capitalization..............................................   15
Dilution....................................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18
Business....................................................   22
Management..................................................   40
Certain Transactions........................................   49
Principal Stockholders......................................   50
Description of Capital Stock................................   51
Shares Eligible for Future Sale.............................   54
Underwriting................................................   56
Lawyers.....................................................   57
Experts.....................................................   58
Additional Information......................................   58
Index to Consolidated Financial Statements..................  F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contain discussions of some of the factors that could contribute to these differences.

     United Therapeutics Corporation develops pharmaceuticals to treat vascular diseases, including pulmonary hypertension and peripheral vascular disease, as well as selected other chronic conditions. Both pulmonary hypertension and peripheral vascular disease are characterized by reduced production of natural prostacyclin, a highly unstable molecule that has powerful effects on blood-vessel health. United Therapeutics' lead products, UT-15 and beraprost, are stable synthetic forms of prostacyclin. UT-15 is delivered under the skin, or "subcutaneously," and is currently in two multi-center Phase III clinical trials for treating advanced pulmonary hypertension. Beraprost is delivered orally, and United Therapeutics is beginning a Phase III clinical trial program to treat early-stage peripheral vascular disease.

     Pulmonary hypertension is a progressive, life-threatening disease that is difficult to diagnose and treat and is currently incurable. It is characterized by high pressure in the blood vessels between the heart and lungs, but normal blood pressure in the rest of the body. The advanced form of pulmonary hypertension afflicts approximately 55,000 people in North America and Europe, and United Therapeutics believes that the potential market for UT-15 to treat these patients is approximately $2.5 billion. The FDA has approved only one drug treatment for advanced pulmonary hypertension. Flolan(R), an intravenous infusion of prostacyclin, was approved in 1995 to treat primary pulmonary hypertension, a small subset of advanced pulmonary hypertension. Flolan is marketed by Glaxo Wellcome Inc. Flolan is an effective therapy, but has numerous significant drawbacks. For example, Flolan has a short half life in the body which increases the risk of an abrupt recurrence of hypertension and death if its delivery is interrupted for even a short period of time. Additionally, Flolan must be continuously infused through a catheter surgically implanted in the patient's chest, creating a risk of life-threatening sepsis infections. United Therapeutics believes that UT-15 overcomes the safety and quality-of-life drawbacks associated with Flolan therapy and will provide patients with a safe, convenient, non-intravenous form of life-long prostacyclin therapy.


     In October 1998, United Therapeutics completed a 26-patient, eight-week clinical trial for UT-15 in primary pulmonary hypertension patients. Results from this trial demonstrated that UT-15 can be safely administered to severely ill patients on an outpatient basis, and also showed that continuous, subcutaneous dosing of UT-15 leads to improvements in pulmonary blood pressure and exercise ability. Patients receiving UT-15 in this study experienced improvements similar to those achieved by patients receiving Flolan therapy for 12 weeks. Each patient who finished this study elected to receive UT-15 therapy indefinitely.


     United Therapeutics is beginning a Phase III clinical trial program for beraprost for treating early-stage peripheral vascular disease in the United States. Peripheral vascular disease is characterized by the progressive degradation of the circulatory system in the legs and affects over six million people in the United States and a similar number in Europe. Peripheral vascular disease results in over 200,000 amputations and more than $12 billion in medical costs annually. Clinical testing outside the United States has demonstrated that peripheral vascular disease is amenable to prostacyclin therapy. Beraprost was approved for the treatment of peripheral vascular disease in Japan in 1994 and generated 1998 sales of over $225 million for Toray Industries, Inc., the developer of the compound, and its licensees. In December 1998, Hoechst Marion

Roussel, Inc., the European licensee of beraprost, submitted a regulatory application for beraprost to treat peripheral vascular disease in Europe.

     United Therapeutics is undertaking additional clinical studies. UT-15 is in Phase II clinical trials to treat late-stage peripheral vascular disease, and United Therapeutics is beginning a Phase II clinical trial program for beraprost to treat early-stage pulmonary hypertension. United Therapeutics believes that beraprost's current oral formulation will be complementary to UT-15 because this formulation cannot provide the constant therapeutic levels of prostacyclin in the body necessary to treat advanced pulmonary hypertension and late-stage peripheral vascular disease effectively. United Therapeutics is beginning a Phase II clinical trial program for UT-77, a compound for the treatment of chronic obstructive pulmonary disease. Finally, United Therapeutics is beginning a Phase II/III clinical trial program for Ketotop, a patch that delivers the FDA-approved anti-inflammatory pain reliever ketoprofen, for the treatment of osteoarthritis.

     United Therapeutics believes that it has assembled the preeminent group of scientists and clinicians in the field of pulmonary vascular medicine. Members of United Therapeutics' scientific advisory board have won the Nobel Prize for the discovery and characterization of prostacyclin, discovered Flolan and invented UT-15. Members of United Therapeutics' senior management led the team at Burroughs Wellcome Co. that designed the clinical trials for, obtained FDA approval of and commercialized Flolan. These executives have similarly designed UT-15's clinical trials, which have primary end points identical to those used for the studies to approve Flolan. United Therapeutics believes this expertise will be instrumental in the development and commercialization of UT-15, beraprost and its other products.

     United Therapeutics also maintains a streamlined corporate infrastructure that is focused on strategic business management. United Therapeutics outsources the non-core aspects of its business to substantially reduce fixed overhead and capital investment, accelerate commercialization of its products and reduce its business risk. For example, United Therapeutics has partnered with MiniMed Inc., the worldwide leader in subcutaneous continuous-flow microinfusion devices. Under the terms of this strategic alliance, MiniMed will market UT-15 through a dedicated sales force, provide the pager-sized infusion device to patients, train patients and care providers in its use and obtain third-party reimbursement.

     United Therapeutics' objective is to become a leader in the development and commercialization of drugs to treat pulmonary and vascular diseases, as well as other selected chronic conditions. To achieve this objective, United Therapeutics is pursuing the following strategies:

     - Capitalize on its experience and expertise in pulmonary vascular medicine;

     - Establish its prostacyclin products as the standard of care for pulmonary hypertension and peripheral vascular disease;

     - Minimize fixed costs and corporate overhead through outsourcing and partnering; and

     - Obtain licenses for, develop and commercialize selected other product candidates.


     United Therapeutics was incorporated in Delaware in June 1996 under the name Lung Rx, Inc. Its principal office is located at 1110 Spring Street, Silver Spring, Maryland 20910, and its telephone number there is (301) 608-9292. United Therapeutics' clinical development office is located at 68 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, and its telephone number there is
(919) 485-8350. Information on United Therapeutics' web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered by United
Therapeutics..............................    4,500,000 shares

Common stock to be outstanding after the
offering..................................    15,226,967 shares

Use of proceeds...........................    For clinical development and
                                              commercialization of its existing
                                              products, working capital and
                                              general corporate purposes. See
                                              "Use of Proceeds."

Proposed Nasdaq National Market symbol....    UTHR

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables summarize the financial data for United Therapeutics' business. The consolidated balance sheet data are presented as of March 31, 1999, and have been adjusted to reflect the sale of the 4,500,000 shares of common stock United Therapeutics is offering at an assumed public offering price of $16.00 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds. See the consolidated financial statements and related notes appearing elsewhere in this prospectus, "Use of Proceeds" and "Capitalization."

                                       PERIOD FROM
                                      JUNE 26, 1996          YEAR ENDED          THREE MONTHS ENDED
                                      (INCEPTION) TO        DECEMBER 31,              MARCH 31,
                                       DECEMBER 31,     ---------------------   ---------------------
                                           1996           1997        1998        1998        1999
                                     ----------------   ---------   ---------   ---------   ---------
                                                                                     (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue............................  $            154   $     116   $      54   $      --   $      54
Operating expenses:
  Research and development.........               100       2,027      11,015       1,740      11,611
  General and administrative.......                85       1,006       2,366         573         848
                                     ----------------   ---------   ---------   ---------   ---------
Loss from operations...............               (31)     (2,917)    (13,327)     (2,313)    (12,405)
Net loss...........................  $            (30)  $  (2,901)  $ (12,835)  $  (2,264)  $ (12,238)
Basic and diluted net loss per
  share(1).........................  $          (0.02)  $   (0.87)  $   (1.54)  $   (0.38)  $   (1.19)
Shares used in computing basic and
  diluted net loss per share(1)....             1,667       3,339       8,322       5,939      10,256

                                                                      MARCH 31, 1999
                                                                --------------------------
                                                                  ACTUAL       AS ADJUSTED
                                                                -----------    -----------
                                                                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........    $    15,429     $ 81,239
Total assets................................................         17,765       83,575
Accumulated deficit.........................................        (28,005)     (28,005)
Total stockholders' equity..................................         15,468       81,278

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of basic and diluted net loss per share.

                            -----------------------

     This prospectus contains trademarks owned by other companies.

     Unless otherwise specifically stated, information throughout this prospectus (a) gives effect to a one-for-three reverse split of United Therapeutics' common stock to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, and (b) assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in United Therapeutics' common stock. If any of the following risks actually occur, United Therapeutics' business, financial condition or operating results could be materially adversely affected. This could cause the market price of the common stock to decline, and you may lose part or all of your investment.

IF UNITED THERAPEUTICS' PRODUCTS FAIL IN CLINICAL STUDIES, UNITED THERAPEUTICS WILL BE UNABLE TO OBTAIN FDA APPROVAL AND WILL NOT BE ABLE TO SELL THOSE PRODUCTS.

     In order to sell its products, United Therapeutics must receive regulatory approval for its products. To obtain those approvals, United Therapeutics must conduct clinical studies demonstrating that the drug and the delivery mechanism for the drug are safe and effective. If United Therapeutics cannot obtain FDA approval for a product, that product cannot be sold and United Therapeutics' revenues will suffer. United Therapeutics has started Phase III clinical studies for UT-15 for advanced pulmonary hypertension and Phase II clinical studies for UT-15 for late-stage peripheral vascular disease. United Therapeutics is beginning a Phase III clinical trial program to treat early-stage peripheral vascular disease with beraprost and a Phase II clinical trial program to treat early-stage pulmonary hypertension with beraprost. United Therapeutics is still developing studies for its other products. Although United Therapeutics' products, such as UT-15 and beraprost, appear promising based on clinical studies to date, they may not be successful in later clinical studies. United Therapeutics' ongoing clinical studies might be delayed or halted for various reasons, including:

     - The drug is not effective, or physicians think that the drug is not effective;

     - Patients experience severe side effects during treatment;

     - Patients die during the clinical study because their disease is too advanced or because they experience medical problems that are not related to the drug being studied;

     - Patients do not enroll in the studies at the rate United Therapeutics expects; and

     - Drug supplies are not sufficient to treat the patients in the studies.

     In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA and foreign regulatory authorities may not agree that United Therapeutics has demonstrated that its products are safe and effective.

IF UNITED THERAPEUTICS CANNOT MAINTAIN REGULATORY APPROVALS FOR ITS PRODUCTS, IT CANNOT SELL THOSE PRODUCTS AND ITS REVENUES WILL SUFFER.

     The process of obtaining and maintaining regulatory approvals for new drugs is lengthy, expensive and uncertain. The manufacturing, distribution, advertising and marketing of these products are subject to extensive regulation. Any new product approvals United Therapeutics receives in the future could include significant restrictions on the use or marketing of United Therapeutics' products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. If approvals are withdrawn for a product, United Therapeutics cannot sell that product and its revenues will suffer. In addition, governmental authorities could seize United Therapeutics' products or force United Therapeutics to recall its products. Finally, United Therapeutics and its officers and directors could be subject to civil and criminal penalties.

UNITED THERAPEUTICS HAS A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE.

     United Therapeutics has lost money since its inception in 1996, and its accumulated deficit was approximately $28.0 million at March 31, 1999. United Therapeutics expects to incur substantial additional losses over the next several years, whether or not it generates revenue, as it expands clinical studies and continues to develop its products. United Therapeutics expects its quarterly and annual operating results to fluctuate, depending primarily on the following factors:

     - Timing of regulatory approvals and commercial sales of its products;

     - Level of patient demand for its products;

     - Timing of payments to licensors and corporate partners; and

     - Timing of investments in new technologies.

     All of United Therapeutics' products are in clinical studies, and United Therapeutics is not yet selling any products. United Therapeutics might not obtain regulatory approvals for its products, including its lead products, UT-15 and beraprost, and may not be able to sell its products commercially. Even if United Therapeutics sells its products, United Therapeutics may not ever be profitable and may not be able to sustain any profitability it achieves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DISCOVERIES OR DEVELOPMENTS OF NEW TECHNOLOGIES BY OTHERS MAY MAKE UNITED THERAPEUTICS' PRODUCTS OBSOLETE.

     Other companies may conduct research, make discoveries or introduce new products that render all or some of United Therapeutics' technologies and products obsolete or not commercially viable. Researchers are continually learning more about pulmonary and vascular diseases that may lead to new technologies to treat the diseases. In addition, alternative approaches to treating chronic diseases, such as gene therapy, may make United Therapeutics' products obsolete or noncompetitive.

UNITED THERAPEUTICS' PRODUCTS MAY NOT BE COMMERCIALLY SUCCESSFUL BECAUSE PHYSICIANS AND PATIENTS MAY NOT ACCEPT THEM.

     Even if regulatory authorities approve United Therapeutics' products, those products may not be commercially successful. United Therapeutics expects that most of its products, including UT-15, will be very expensive. Patient acceptance of and demand for United Therapeutics' products will depend largely on the following factors:

     - Acceptance by physicians and patients of United Therapeutics' products as safe and effective therapies;

     - Reimbursement of drug and treatment costs by third-party payors;

     - Pricing of alternative products;

     - Convenience and ease of administration of United Therapeutics' products; and

     - Prevalence and severity of side effects associated with United Therapeutics' products.

IF THIRD-PARTY PAYORS WILL NOT REIMBURSE PATIENTS FOR UNITED THERAPEUTICS' DRUG PRODUCTS, SALES WILL SUFFER.

     United Therapeutics' commercial success will depend in part on third-party payors agreeing to reimburse patients for the costs of United Therapeutics' products. Third-party payors frequently challenge the pricing of new drugs. United Therapeutics expects that its products will be very expensive. Third-party payors may not approve United Therapeutics' products for reimbursement.

If third-party payors do not approve a United Therapeutics' product for reimbursement, sales will suffer as patients will opt for a competing product that is approved for reimbursement.

UNITED THERAPEUTICS RELIES ON THIRD PARTIES TO DEVELOP, MARKET, DISTRIBUTE AND SELL ITS PRODUCTS AND THOSE THIRD PARTIES MAY NOT PERFORM.

     United Therapeutics does not have the ability to independently conduct clinical studies, obtain regulatory approvals, market, distribute or sell its products and intends to rely on experienced third parties to perform all of those functions. United Therapeutics may not locate acceptable contractors or enter into favorable agreements with them. If third parties do not successfully carry out their contractual duties or meet expected deadlines, United Therapeutics will be unable to get marketing approvals and will be unable to sell its products. MiniMed Inc. is United Therapeutics' exclusive partner for the subcutaneous delivery of UT-15 using the MiniMed(R) microinfusion device in the field of pulmonary hypertension. MiniMed will be responsible for marketing, sales and customer service. United Therapeutics is dependent on MiniMed's experience, expertise and performance to successfully market and sell UT-15 for pulmonary hypertension. If MiniMed is unsuccessful in its efforts, United Therapeutics' revenues will suffer. See "Business -- The MiniMed Strategic Alliance."

UNITED THERAPEUTICS DEPENDS ON THIRD PARTIES TO SYNTHESIZE AND MANUFACTURE ITS PRODUCTS AND THOSE THIRD PARTIES MAY NOT PERFORM.

     United Therapeutics does not have the resources, facilities or experience to manufacture its products itself. The company depends on third parties for the manufacture of all its products. United Therapeutics is relying on Cook Imaging Corporation, SynQuest, Inc. and Schweizerhall, Inc. for the formulation and manufacture of UT-15. United Therapeutics relies on Magellan Laboratories Incorporated to test the purity and stability of each batch of UT-15. United Therapeutics relies exclusively on Toray Industries, Inc. to manufacture beraprost and on Global Medical Enterprises Ltd. to supply Ketotop. United Therapeutics' manufacturing strategy presents the following risks:

     - The manufacturing processes for some of United Therapeutics' products have not been tested in quantities needed for commercial sales;

     - Delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of United Therapeutics' products;

     - A long lead time is needed to manufacture UT-15, and the manufacturing process is complex;

     - Manufacturers of United Therapeutics' products are subject to the FDA's good manufacturing practices regulations and similar foreign standards, and United Therapeutics does not have control over compliance with these regulations by its third-party manufacturers;

     - If United Therapeutics has to change to another manufacturing contractor, FDA and comparable foreign regulators would require new testing and compliance inspections and the new manufacturer would have to be educated in the processes necessary for the production of UT-15 or any other affected product;

     - Without satisfactory long-term agreements with its manufacturers, United Therapeutics will not be able to develop or commercialize its products as planned or at all; and

     - United Therapeutics may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for its products.

     Any of these factors could delay clinical studies or commercialization of United Therapeutics' products, entail higher costs and result in United Therapeutics being unable to effectively sell its products. See
"Business -- Government Regulation."

IF THE LICENSES UNITED THERAPEUTICS DEPENDS ON ARE BREACHED OR TERMINATED, UNITED THERAPEUTICS WOULD LOSE ITS RIGHT TO DEVELOP AND SELL THE PRODUCTS COVERED BY THE LICENSES.

     United Therapeutics acquires or licenses drugs which have been discovered and initially developed by others. In addition, United Therapeutics has obtained and will be required to obtain licenses to third-party technology to conduct its business, including licenses for its products and a license for the MiniMed microinfusion device. This dependence on licenses has the following risks:

     - United Therapeutics may not be able to obtain future licenses at a reasonable cost or at all;

     - If any of United Therapeutics' licenses are terminated, United Therapeutics will lose its rights to develop and market some or all of its products;

     - The licenses that United Therapeutics holds generally provide for termination by the licensor in the event United Therapeutics breaches the license agreement, including by failing to pay royalties and other fees on a timely basis;

     - In the event that Glaxo Wellcome or Pharmacia & Upjohn terminate their agreements, United Therapeutics will have no further rights to utilize their patents or trade secrets to develop and commercialize UT-15; and

     - If licensors fail to maintain the intellectual property licensed to United Therapeutics as required by most of United Therapeutics' license agreements, United Therapeutics may lose its rights to develop and market some or all of its products and may be forced to incur substantial additional costs to maintain the intellectual property itself or force the licensor to do so.

IF UNITED THERAPEUTICS' PATENT AND OTHER INTELLECTUAL PROPERTY PROTECTION IS INADEQUATE, UNITED THERAPEUTICS' SALES AND PROFITS COULD SUFFER OR COMPETITORS COULD FORCE UNITED THERAPEUTICS' PRODUCTS COMPLETELY OUT OF THE MARKET.

     The U.S. patent for the UT-15 composition of matter expires in 2000, and the U.S. patent for the method of treating pulmonary hypertension with UT-15 expires in 2009. The U.S. patents for the beraprost composition of matter and synthesis expire in 2003 and 2010. United Therapeutics may not be able to extend these or any other patents. Ketotop is patented in the United States, but not in any other jurisdiction where United Therapeutics has marketing rights. Competitors may develop products based on the same active ingredients as United Therapeutics' products, including UT-15, and market those products after the patents expire, or may design around United Therapeutics' existing patents. If this happens, United Therapeutics' sales would suffer and United Therapeutics' profits could be severely impacted.

     The issued beraprost patents do not cover methods of treating any disease, including pulmonary hypertension or peripheral vascular disease, using beraprost. The issued Ketotop patent in the United States does not cover methods of treating osteoarthritis with Ketotop. Patents may be issued to others which prevent the manufacture or sale of United Therapeutics' products. United Therapeutics may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing its products. This would cause profits on sales to suffer.

     United Therapeutics has filed a patent application in the United States for the use of UT-15 to treat peripheral vascular disease, but this and other patent applications which have been or may be filed by United Therapeutics may not issue. The scope of any patent that issues may not be sufficient to protect United Therapeutics' technology. The laws of foreign jurisdictions in which United Therapeutics intends to sell its products may not protect the company's rights to the same extent as the laws of the United States.

     In addition to patent protection, United Therapeutics also relies on trade secrets, proprietary know-how and technology advances. United Therapeutics enters into confidentiality agreements with its employees and others, but these agreements may not be effective in protecting the company's proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to United Therapeutics' know-how.

     Litigation, which is very expensive, may be necessary to enforce or defend United Therapeutics' patents or proprietary rights and may not end favorably for United Therapeutics. Any of United Therapeutics' licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to United Therapeutics.


UNITED THERAPEUTICS MAY NOT HAVE, OR MAY HAVE TO SHARE RIGHTS TO, FUTURE INVENTIONS ARISING FROM ITS OUTSOURCING AGREEMENTS AND MAY LOSE POTENTIAL PROFITS OR SAVINGS.


     Pursuant to the MiniMed agreement, any new inventions or intellectual property that arise from United Therapeutics' activities with MiniMed will be owned jointly by United Therapeutics and MiniMed. Under United Therapeutics' agreement with Cortech, any inventions or intellectual property that relate to UT-77 will be owned by the company that employs the person who made the discovery. Under United Therapeutics' agreement with SynQuest, SynQuest will own all inventions and intellectual property (including new or improved manufacturing processes or chemical syntheses) developed during the term of the agreement that are not directly and solely related to UT-15, the initial process to make UT-15 and any new procedures to make UT-15. If United Therapeutics does not have rights to new developments or inventions that arise during the terms of these agreements, or United Therapeutics has to share the rights with others, United Therapeutics will lose the benefit of the new rights which may mean a loss of future profits or savings generated from improved technology.


IF UNITED THERAPEUTICS' HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL LEAVE THE COMPANY, ITS BUSINESS MAY SUFFER.


     United Therapeutics is highly dependent on its current management and key scientific and technical personnel, including Ms. Martine A. Rothblatt, Chairman of the Board and Chief Executive Officer, Dr. James W. Crow, President and Chief Operating Officer, Dr. Gilles Cloutier, Executive Vice President, Business Development and Chief Financial Officer, Shelmer D. Blackburn, Jr., Director of Operations, and Dr. Roger Jeffs, Director of Research, Development and Medical. The company does not maintain key person life insurance. United Therapeutics' success will depend in part on retaining the services of its existing management and key personnel and attracting and retaining new highly qualified personnel. Expertise in the field of pulmonary and vascular disease is not generally available in the market, and competition for qualified management and personnel is intense.

UNITED THERAPEUTICS MAY NOT SUCCESSFULLY COMPETE WITH ESTABLISHED DRUG
COMPANIES.

     United Therapeutics competes with established drug companies for funding, access to licenses, personnel and third-party collaborators and during product development. Almost all of these companies have substantially greater financial, marketing, sales, distribution and technical resources, and more experience in research and development, clinical trials and regulatory matters, than United Therapeutics. United Therapeutics is aware of existing treatments that will compete with its products. If United Therapeutics cannot successfully compete with new or existing products, United Therapeutics' marketing and sales will suffer and it may not ever be profitable. See "Business -- Competition."


IF UNITED THERAPEUTICS NEEDS ADDITIONAL FINANCING AND CANNOT OBTAIN IT, PRODUCT DEVELOPMENT AND SALES MAY BE LIMITED.


     United Therapeutics may need to spend more money than currently expected because it may need to change its product development plans or product offerings to address difficulties with clinical studies or preparing for commercial sales. United Therapeutics may not be able to obtain additional funds on commercially reasonable terms or at all. If additional funds are not available, United Therapeutics may be compelled to delay clinical studies, curtail operations or obtain funds through collaborative arrangements that may require it to relinquish rights to certain of its products or potential markets.

UNITED THERAPEUTICS MAY NOT HAVE ADEQUATE INSURANCE AND MAY HAVE SUBSTANTIAL EXPOSURE TO PAYMENT OF PRODUCT LIABILITY CLAIMS.

     The testing, manufacture and marketing of human drugs involves product liability risks. United Therapeutics has product liability insurance providing coverage of up to $5 million for each claim, and $5 million for all claims combined. United Therapeutics may not be able to maintain this product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential losses. If claims or losses exceed United Therapeutics' liability insurance coverage, United Therapeutics may go out of business.

THE YEAR 2000 PROBLEM MAY CAUSE INTERRUPTIONS IN UNITED THERAPEUTICS' SUPPLY OF DRUG PRODUCTS FOR CLINICAL TRIALS AND DELAY THE COMPLETION OF THOSE TRIALS.

     United Therapeutics is dependent on the proper functioning of its computer and data-dependent systems and their ability to input, store, manipulate and output dates for the years 2000 or thereafter without error or interruption -- commonly known as the Year 2000 problem. These include, but are not limited to, its information, business, finance, operations and service systems. In addition, United Therapeutics relies on the proper functioning of the systems of third parties. If these or other systems fail or malfunction, United Therapeutics' business could be negatively affected. Even if United Therapeutics acts in a timely manner to complete all of its Year 2000 assessments and to identify, develop and implement remedial plans which United Therapeutics believes are adequate, some problems may not be identified or corrected in time to prevent negative consequences to United Therapeutics' business and operations. As of March 31, 1999, United Therapeutics has incurred $50,000 to address the Year 2000 problem. United Therapeutics believes that its worst case scenario includes a power interruption and a lack of drug products to support clinical studies. United Therapeutics is implementing a contingency plan to cover this situation by building up inventories of its drug products to sustain its studies for 12 months and has purchased a backup generator to deal with power failures. See "Management's Discussion and Analysis of Financial Condition -- Year 2000 Readiness Disclosure Statement."

THE MARKET PRICE OF UNITED THERAPEUTICS' COMMON STOCK AFTER THE OFFERING MAY NOT EXCEED THE OFFERING PRICE.

     Prior to this offering, there was no public market for the common stock, and a significant public trading market may not develop or continue after this offering. The underwriters and United Therapeutics determined the initial public offering price of the common stock through negotiations. If the market price of the common stock after the offering does not exceed the initial public offering price, investors will not realize any return on their investment in United Therapeutics. If the market price of the common stock after the offering is less than the initial public offering price, investors may lose some or all of their investment.

UNITED THERAPEUTICS' STOCK PRICE COULD BE VOLATILE AND COULD DECLINE.

     The market prices for securities of drug companies are highly volatile, and there are significant price and volume fluctuations in the market that may be unrelated to particular companies' operating performances. United Therapeutics' stock price could decline suddenly due to the following factors:

     - Results of clinical trials;

     - Timing of regulatory approvals;

     - Fluctuations in operating results;

     - Announcements by United Therapeutics or others of technological innovations or new products;

     - Failure to meet estimates or expectations of securities analysts;

     - Rate of product acceptance;

     - Developments in patent or other proprietary rights;

     - Public concern as to the safety of products developed by United Therapeutics or by others;

     - Future sales of substantial amounts of common stock by existing United Therapeutics stockholders; and

     - General market conditions.

     If investors in United Therapeutics' common stock cannot resell their shares at or above the initial public offering price, investors will be forced to hold their shares or sell them at a loss. See "Shares Eligible for Future Sale" and "Underwriting."

FUTURE SALES OF SHARES MAY DEPRESS THE STOCK PRICE.

     If a substantial number of shares of United Therapeutics' common stock is sold in the public market after this offering, or investors become concerned that substantial sales might occur, the market price of the common stock could decrease. Such a decrease could make it difficult for United Therapeutics to raise capital by selling stock or to pay for acquisitions using stock.

     There will be 15,226,967 shares of common stock outstanding immediately after this offering and 1,174,458 shares issuable upon exercise of outstanding options and warrants. Of these shares, all of the 4,500,000 shares offered hereby will be freely tradable unless purchased by affiliates of United Therapeutics.

     Of the remaining 10,726,967 shares of common stock, which excludes 1,174,458 shares issuable upon exercise of outstanding options and warrants, approximately 10,412,590 shares are subject to lock-up agreements with the underwriters. The lock-up agreements prohibit sales or other dispositions of any shares of common stock owned by the stockholders for 180 days after the offering. Each of United Therapeutics' executive officers and directors have signed lock-up agreements. United Therapeutics has agreed to similar restrictions. After these lock-up agreements expire, all but approximately 666,666 of the shares subject to these lock-up agreements could be sold immediately in the public market, subject in some cases to volume and other restrictions.


     Deutsche Bank Securities Inc. may release any or all of the shares subject to lock-up agreements at any time without notice.


     After the 180-day lock-up period expires, United Therapeutics expects to file a registration statement covering 14,939,517 shares of common stock issuable upon exercise of options and other grants pursuant to the company's equity incentive plan. United Therapeutics may issue additional shares:

     - to employees;

     - in connection with corporate alliances;

     - in connection with acquisitions; and

     - to raise capital.

     In addition, the holders of 797,220 shares of common stock are entitled to registration rights.

     As a result of these factors, sales of a substantial number of shares of common stock in the public market could occur at any time. See "Shares Eligible for Future Sale."

EXISTING DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF UNITED THERAPEUTICS WILL RETAIN A SUBSTANTIAL BLOCK OF STOCK EVEN AFTER THIS OFFERING AND MIGHT BE ABLE TO DIRECT THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL.

     United Therapeutics' directors, executive officers and principal stockholders will beneficially own approximately 42% of its outstanding common stock immediately following this offering. Accordingly, these shareholders as a group might be able to direct the outcome of matters requiring approval by United Therapeutics' stockholders, including the election of its directors. Such stockholder control could delay or prevent a change of control of United Therapeutics.

BECAUSE OF "ANTI-TAKEOVER" PROVISIONS IN UNITED THERAPEUTICS' CERTIFICATE OF INCORPORATION AND BYLAWS, A THIRD PARTY MAY BE DISCOURAGED FROM MAKING A TAKEOVER OFFER WHICH COULD BE BENEFICIAL TO UNITED THERAPEUTICS AND THE PUBLIC STOCKHOLDERS.

     Certain provisions of United Therapeutics' Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, could delay or prevent a third party from acquiring United Therapeutics or replacing members of the United Therapeutics board of directors, even if the acquisition or the replacements would be beneficial to United Therapeutics' stockholders. These factors could also reduce the price that certain investors might be willing to pay for shares of the common stock and result in the market price being lower than it would be without these provisions.

STOCKHOLDERS WILL EXPERIENCE SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR COMMON STOCK.

     Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution. Based on the net tangible book value of United Therapeutics' common stock as of March 31, 1999, dilution in net tangible book value to investors purchasing shares of common stock in this offering would be $10.68 per share, assuming an initial public offering price of $16.00 per share. In addition, investors purchasing shares of common stock in this offering may incur additional dilution to the extent outstanding options and warrants are exercised or additional shares of capital stock are issued.

BECAUSE MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE PROCEEDS OF THE OFFERING, THE OFFERING PROCEEDS MAY BE USED IN WAYS STOCKHOLDERS DO NOT DEEM ADVISABLE.

     Assuming an initial public offering price of $16.00 per share, United Therapeutics will receive approximately $65,810,000 from the sale of the shares of common stock offered by this prospectus. The company expects to use the net proceeds of the offering for clinical development and commercialization of its existing products, working capital and general corporate purposes.

United Therapeutics also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. United Therapeutics currently has no specific plans for the balance of the proceeds. Consequently, management and the board of directors of United Therapeutics will have the discretion to allocate the net proceeds to uses that stockholders may not deem advisable. If management spends the funds unwisely, United Therapeutics may not have sufficient working capital to become profitable.

IF STOCKHOLDERS DO NOT RECEIVE DIVIDENDS, STOCKHOLDERS MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT IN UNITED THERAPEUTICS.

     United Therapeutics has never declared or paid cash dividends on any of its capital stock. United Therapeutics currently intends to retain its earnings for future growth and therefore does not anticipate paying cash dividends in the future. As a result, only appreciation of the price of the common stock will provide a return to investors in this offering.

                                USE OF PROCEEDS

     United Therapeutics estimates that the net proceeds from the sale of the 4,500,000 shares of common stock that it is offering will be $65,810,000 after deducting estimated underwriters' discounts and commissions and estimated offering expenses and assuming an initial public offering price of $16.00 per share. If the underwriters' over-allotment option is exercised in full, United Therapeutics estimates that the net proceeds will be $75,854,000.

     United Therapeutics anticipates using the net proceeds from this offering for clinical development and commercialization of its existing products, working capital and general corporate purposes. United Therapeutics will retain broad discretion over the use of the net proceeds of this offering. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of the company's research and development efforts, technological advances and the competitive environment for the company's products. United Therapeutics also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. United Therapeutics is not currently planning any acquisition, and no portion of the net proceeds has been allocated for any specific acquisition.

     United Therapeutics believes that its available cash, together with the net proceeds of this offering, will be sufficient to meet its capital requirements through 2002. Pending use of the net proceeds, United Therapeutics intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                 CAPITALIZATION

     The following table sets forth United Therapeutics' capitalization as of March 31, 1999, (a) on an actual basis and (b) as adjusted to give effect to the sale of the shares of common stock it is offering at an assumed initial public offering price of $16.00 per share and the application of the estimated net proceeds as well as an amendment to United Therapeutics' Certificate of Incorporation to increase its authorized common stock to 100,000,000 shares.

                                                                  AS OF MARCH 31, 1999
                                                                 ----------------------
                                                                  ACTUAL    AS ADJUSTED
                                                                 --------   -----------
                                                                     (IN THOUSANDS)
Long-term debt, including current portion...................     $    313    $    313
Stockholders' equity
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized actual and as adjusted; no shares
     outstanding, actual, and as adjusted...................           --          --
  Common stock, $.01 par value; 50,000,000 shares
     authorized, 10,726,967 shares issued and outstanding,
     actual; 100,000,000 shares authorized, 15,226,967
     shares issued and outstanding, as adjusted(1)..........          107         152
Additional paid-in capital..................................       43,364     109,129
Accumulated deficit.........................................      (28,005)    (28,005)
                                                                 --------    --------
  Total stockholders' equity................................       15,468      81,278
                                                                 --------    --------
       Total capitalization.................................     $ 15,781    $ 81,591
                                                                 ========    ========

---------------
(1) Based on the number of shares outstanding on March 31, 1999. Excludes: (a) 1,174,458 shares issuable upon exercise of options and warrants outstanding as of March 31, 1999 at a weighted average exercise price of $11.89 per share and (b) 675,000 shares issuable pursuant to the underwriters' over-allotment option. An additional 14,057,532 shares are available for future issuances under the Amended and Restated Equity Incentive Plan. See "Management -- Equity Incentive Plan."

                                    DILUTION

     The net tangible book value of United Therapeutics as of March 31, 1999 was $15.3 million, or $1.42 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding at that date. After giving effect to the sale of the 4,500,000 shares of common stock being offered hereby at an assumed initial public offering price of $16.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of United Therapeutics as of March 31, 1999, would have been $81.1 million, or $5.32 per share. This represents an immediate increase in pro forma net tangible book value of $3.90 per share to existing stockholders, and an immediate dilution of $10.68 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $16.00
  Net tangible book value per share at March 31, 1999.......   $1.42
  Increase per share attributable to new investors..........    3.90
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................             5.32
                                                                       ------
Dilution per share to new investors.........................           $10.68
                                                                       ======

     The following table summarizes, on a pro forma basis as of March 31, 1999, the differences between the number of shares of common stock issued by United Therapeutics, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering at an assumed initial public offering price of $16.00 per share:

                                  SHARES ISSUED        TOTAL CONSIDERATION
                               --------------------   ----------------------   AVERAGE PRICE
                                 NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                               ----------   -------   ------------   -------   -------------
Existing stockholders.......   10,726,967     70%     $ 43,472,469     38%        $ 4.05
New investors...............    4,500,000     30        72,000,000     62          16.00
                               ----------    ----     ------------    ----
  Total.....................   15,226,967    100%     $115,472,469    100%
                               ==========    ====     ============    ====

     The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. The discussion does not include: (a) 1,174,458 shares issuable upon exercise of options and warrants outstanding as of March 31, 1999 at a weighted average exercise price of $11.89 or (b) 675,000 shares issuable at an assumed price of $16.00 per share pursuant to the underwriters' over-allotment option. An additional 14,057,532 shares are available for future issuances under the Equity Incentive Plan. To the extent that any shares reserved for issuance under the company's stock plan or the warrants are issued, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with United Therapeutics' consolidated financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the period from June 26, 1996, the date of inception, through December 31, 1996 and for the years ended December 31, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the audited consolidated financial statements which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1996 are derived from audited consolidated financial statements not included herein. The selected data presented below for the three-month periods ended March 31, 1998 and 1999, and as of March 31, 1999, are derived from the unaudited consolidated financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

                                           PERIOD FROM
                                          JUNE 26, 1996          YEAR ENDED          THREE MONTHS ENDED
                                          (INCEPTION) TO        DECEMBER 31,              MARCH 31,
                                           DECEMBER 31,     ---------------------   ---------------------
                                               1996           1997        1998        1998        1999
                                         ----------------   ---------   ---------   ---------   ---------
                                                                                         (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue................................  $            154   $    116    $     54    $     --    $     54
Operating expenses:
  Research and development.............               100      2,027      11,015       1,740      11,611
  General and administrative...........                85      1,006       2,366         573         848
                                         ----------------   --------    --------    --------    --------
    Total operating expense............               185      3,033      13,381       2,313      12,459
                                         ----------------   --------    --------    --------    --------
Loss from operations...................               (31)    (2,917)    (13,327)     (2,313)    (12,405)
Other income (expense):
  Interest income......................                 1        135         510          52         178
  Interest expense.....................                --         (8)        (15)         --          (7)
  Write-down of investment.............                --       (111)         --          --          --
                                         ----------------   --------    --------    --------    --------
    Total other income, net............                 1         16         495          52         171
                                         ----------------   --------    --------    --------    --------
Net loss before income tax.............               (30)    (2,901)    (12,832)     (2,261)    (12,234)
Income tax.............................                --         --          (3)         (3)         (4)
                                         ----------------   --------    --------    --------    --------
Net loss...............................  $            (30)  $ (2,901)   $(12,835)   $ (2,264)   $(12,238)
                                         ================   ========    ========    ========    ========
Basic and diluted net loss per
  share(1).............................  $          (0.02)  $  (0.87)   $  (1.54)   $  (0.38)   $  (1.19)
                                         ================   ========    ========    ========    ========
Shares used in computing basic and
  diluted net loss per share(1)........             1,667      3,339       8,322       5,939      10,256

                                                              DECEMBER 31,
                                                    ---------------------------------    MARCH 31,
                                                      1996        1997        1998         1999
                                                    ---------   ---------   ---------   -----------
                                                                                        (UNAUDITED)
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments....................................   $     94    $  5,018    $ 16,802     $ 15,429
Total assets.....................................        102       5,074      18,747       17,765
Note payable(2)..................................         --          --         314          313
Accumulated deficit..............................        (30)     (2,931)    (15,767)     (28,005)
Total stockholders' equity.......................         70       4,617      16,676       15,468

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements for a description of the computation of pro forma basic and diluted net loss per share.
(2) Includes current portion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect the plans and estimated beliefs of management. Actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     United Therapeutics develops pharmaceuticals to treat vascular diseases including pulmonary hypertension and peripheral vascular disease, as well as selected other chronic conditions. United Therapeutics commenced operations in June 1996 and, since inception, has devoted substantially all of its resources to its research and development programs. United Therapeutics has generated no product revenues and has funded its operations primarily from the proceeds of private placements of equity securities. United Therapeutics operates with a minimal number of employees and has contracted with qualified third parties for substantially all pharmaceutical development activities, including drug manufacturing and certain key aspects of clinical trials.

     United Therapeutics has incurred net losses each year since inception and had an accumulated deficit of $28.0 million at March 31, 1999. United Therapeutics expects to continue to incur net losses and cannot assure investors that, in the future, it will have product sales or become profitable.

     United Therapeutics has contracted with various companies and research organizations to coordinate and perform clinical trials and to provide other activities related to the development of UT-15 and other products. It is anticipated that $13.0 million in cash will be used during 1999 under these agreements. These expenses will be funded from existing working capital.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998


     Revenue for the three months ended March 31, 1999 was approximately $54,000, as compared to zero for the corresponding period in 1998. This revenue was earned under an "orphan drug" grant awarded by the FDA related to United Therapeutics' development of UT-15. The FDA may designate a product as an "orphan drug" if the drug is one intended to treat a rare disease or condition.



     Research and development expenses consist primarily of costs to acquire pharmaceutical products for development and amounts paid to contract research organizations, hospitals and laboratories for the provision of services and materials for drug development and clinical trials. Research and development expenses were $11.6 million for the three months ended March 31, 1999, as compared to $1.7 million for the three months ended March 31, 1998. This increase resulted almost entirely from the payment of an up-front licensing fee consisting of common stock valued at $9.0 million and $100,000 in cash to obtain the exclusive rights to develop beraprost, an oral form of prostacyclin, to treat peripheral vascular disease in the United States and Canada. Research and development expenses for the three months ended March 31, 1999 also reflect an increased level of patient enrollment in United Therapeutics' Phase III clinical trials of UT-15.


     General and administrative expenses consist primarily of personnel salaries, office expenses and professional fees. General and administrative expenses were $848,000 for the three months ended March 31, 1999, as compared to $573,000 for the three months ended March 31, 1998. This increase was due primarily to increased staffing to support expanded operations.

     Interest income for the three months ended March 31, 1999 was $178,000, as compared to $52,000 for the three months ended March 31, 1998. This increase was attributable to an increase in the amount of cash available for investing resulting from sales of common stock totaling approximately $20.5 million during the last three quarters of 1998 and $2.0 million during the first quarter of 1999, less amounts used for operations during these periods.

  YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

     Revenue for the year ended December 31, 1998 was approximately $54,000, as compared to approximately $116,000 for the year ended December 31, 1997. The 1998 revenue was earned under an orphan drug grant awarded by the FDA. The 1997 revenue was earned under a contract relating to primary pulmonary hypertension research.


     Research and development expenses were $11.0 million for the year ended December 31, 1998, as compared to $2.0 million for the year ended December 31, 1997. This increase resulted primarily from higher expenditures of approximately $7.6 million in 1998 associated with the commencement of Phase III clinical trials for United Therapeutics' lead product, UT-15. In addition, the company paid up-front licensing fees approximating $2.0 million and consisting of common stock, options, warrants and cash to obtain exclusive rights to develop beraprost to treat pulmonary hypertension in the United States and Canada, and UT-77 for all indications worldwide.


     General and administrative expenses were $2.4 million for the year ended December 31, 1998, as compared to $1.0 million for the year ended December 31, 1997. This increase was due primarily to the recruitment and hiring of additional administrative personnel and increased legal and other professional fees associated with license and patent activities and the expansion of United Therapeutics' operations.

     Interest income for the year ended December 31, 1998 was approximately $510,000, as compared to approximately $135,000 for the year ended December 31, 1997. This increase was attributable to an increase in the amount of cash available for investing resulting from $22.9 million in net proceeds from United Therapeutics' private placements of common stock during 1998.

  YEAR ENDED DECEMBER 31, 1997

     For the year ended December 31, 1997, revenue from operations was approximately $116,000 which was earned under a contract relating to primary pulmonary hypertension research.

     United Therapeutics' first full year of operations was 1997. Accordingly, operating expenses for 1997 were significantly higher than in 1996. Operating expenses for the year ended December 31, 1997 totaled $3.0 million, of which $2.0 million was for research and development expenses and $1.0 million was for general and administrative expenses.

     Interest income for the year ended December 31, 1997 was approximately $135,000.

  PERIOD FROM INCEPTION (JUNE 26, 1996) TO DECEMBER 31, 1996

     Revenue from operations from inception on June 26, 1996 to December 31, 1996 was approximately $154,000 which was earned under a contract relating to primary pulmonary hypertension research. Operating expenses for this period totaled $185,000 of which approximately $100,000 was for research and development and approximately $85,000 was for general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception in June 1996, United Therapeutics has financed its operations principally through various private placements of common stock. United Therapeutics' working capital at

March 31, 1999 was $13.6 million, as compared with $15.1 million at December 31, 1998, and $4.6 million at December 31, 1997. Current liabilities at March 31, 1999 were $2.0 million, as compared with $1.8 million at December 31, 1998, and $453,000 at December 31, 1997. United Therapeutics' debt at March 31, 1999 was approximately $313,000, as compared with $314,000 at December 31, 1998, and consisted of a note secured by United Therapeutics' building and due in monthly installments over 25 years.

     Net cash used in operating activities was approximately $3.0 million, $9.6 million, $2.3 million and zero for the three months ended March 31, 1999, years ended December 31, 1998 and 1997 and the period ended December 31, 1996, respectively. The increases resulted from the expansion of United Therapeutics' operations. For the three months ended March 31, 1999, United Therapeutics invested approximately $126,000 in cash for property, plant, and equipment. From inception through December 31, 1998, United Therapeutics invested approximately $1.1 million in cash for property, plant, and equipment. Net cash provided by financing activities was approximately $1.8 million, $22.9 million, $7.4 million and $100,000, for the three months ended March 31, 1999, years ended December 31, 1998 and 1997 and the period ended December 31, 1996, respectively. Cash flows from financing activities were derived from private equity financings during these periods.

     United Therapeutics has contracted with various companies and research organizations to coordinate and perform clinical trials and to provide other activities related to the development of UT-15 and other products. It is anticipated that $13.0 million in cash will be used during 1999 under these agreements. These expenses will be funded from existing working capital. United Therapeutics does not expect to make any milestone or royalty payments during 1999.

     United Therapeutics expects that the proceeds from its initial public offering, together with its existing capital resources, will be adequate to fund its operations through 2002. United Therapeutics' future capital requirements and the adequacy of its available funds will depend on many factors, including:

     - Regulatory approval of UT-15 and beraprost;

     - Size and scope of its development efforts for additional products;

     - Cost, timing and outcomes of regulatory reviews;

     - Rate of technological advances;

     - Determinations as to the commercial potential of United Therapeutics' products under development;

     - Status of competitive products;

     - Defending and enforcing intellectual property rights;

     - Establishment, continuation or termination of third-party manufacturing arrangements;

     - Development of sales and marketing resources or the establishment, continuation or termination of third-party manufacturing arrangements;

     - Development of sales and marketing resources or the establishment, continuation or termination of third-party sales and marketing arrangements;

     - Establishment of additional strategic or licensing arrangements with other companies; and

     - Availability of other financing opportunities.

     As of December 31, 1998, United Therapeutics had available approximately $11.0 million in net operating loss carryforwards and $3.6 million in business tax credit carryforwards for federal income tax purposes which expire at various dates through 2018. As of March 31, 1999, United Therapeutics had available approximately $22.4 million in net operating loss carryforwards and $4.3 million in business tax credit carryforwards. As a result of past financings and the initial public offering, United Therapeutics has not experienced and will not experience ownership changes as defined by rules enacted with the Tax Reform Act of 1986 that would limit United Therapeutics' ability to use its net operating loss and tax credit carryforwards.

YEAR 2000 READINESS DISCLOSURE STATEMENT

     United Therapeutics uses a number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administrative functions. To the extent that these software applications, and the software applications of United Therapeutics' vendors, suppliers, financial institutions and service providers, contain source code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or even possibly replacement of such source code or applications will be necessary.

     United Therapeutics has identified the software applications that are not Year 2000 compliant. United Therapeutics anticipates its Year 2000 remediation efforts will be completed in the third quarter of 1999 and expects to incur expenses of up to $100,000 to complete its remediation efforts.

     United Therapeutics has contacted all of its major vendors, suppliers, financial institutions and service providers to ensure they are Year 2000 compliant. Key third party vendors have been asked to certify in writing that their software or systems are Year 2000 compliant. United Therapeutics has confirmed with MiniMed that the microinfusion devices used to deliver its key drug, UT-15, to patients have been tested and are Year 2000 compliant.

     United Therapeutics believes its worst case scenario relating to Year 2000 risks includes a power interruption and a lack of pharmaceutical products to support clinical trials. United Therapeutics is implementing a contingency plan to cover this situation by building up inventories of its drug products to sustain its studies for 12 months and has purchased a generator to deal with power failures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." United Therapeutics is required to adopt SFAS No. 133 for the year ending December 31, 2000. SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because United Therapeutics holds no derivative financial instruments and does not engage in hedging activities, adoption of SFAS No. 133 is not expected to have a material impact on United Therapeutics' financial condition or results of operations.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position, or "SOP," 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. United Therapeutics is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is not expected to have a material impact on United Therapeutics' financial condition or results of operations.

                                    BUSINESS

     This prospectus contains forward-looking statements that involve risks and uncertainties. United Therapeutics' actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     United Therapeutics develops pharmaceuticals to treat vascular diseases, including pulmonary hypertension and peripheral vascular disease, as well as selected other chronic conditions. Both pulmonary hypertension and peripheral vascular disease are characterized by reduced production of natural prostacyclin, a highly unstable molecule with powerful effects on blood-vessel health. United Therapeutics' lead products, UT-15 and beraprost, are stable synthetic forms of prostacyclin. UT-15 is delivered subcutaneously and is currently in two multi-center Phase III clinical trials for treating advanced pulmonary hypertension. Beraprost is delivered orally, and United Therapeutics is beginning a Phase III clinical trial program to treat early-stage peripheral vascular disease.

     In October 1998, United Therapeutics completed a 26-patient, eight-week clinical trial for UT-15 in primary pulmonary hypertension patients. In this trial, patients were randomly selected to receive either UT-15 or a non-therapeutic saline solution, known as a placebo. This trial was a "double-blind" study, meaning neither the patients nor the investigators in the trial were informed during the trial as to which patients were receiving UT-15 or the placebo. Results from this trial demonstrated that UT-15 can be safely administered to severely ill patients on an out-patient basis and also showed that continuous, subcutaneous dosing of UT-15 leads to improvements in pulmonary blood pressure and exercise ability. Patients receiving UT-15 in this study experienced improvements similar to those achieved by patients receiving Flolan therapy for 12 weeks. Flolan was approved by the FDA in 1995 to treat primary pulmonary hypertension, a small subset of advanced pulmonary hypertension. Each patient who finished this study elected to receive UT-15 therapy indefinitely.

     United Therapeutics is beginning a Phase III clinical trial program for beraprost for treating early-stage peripheral vascular disease in the United States. Peripheral vascular disease is characterized by the progressive degradation of the circulatory system in the legs and affects over six million people in the United States and a similar number in Europe. Peripheral vascular disease results in over 200,000 amputations and more than $12 billion in medical costs annually. Clinical testing outside the United States has demonstrated that peripheral vascular disease is amenable to prostacyclin therapy. Beraprost was approved for the treatment of peripheral vascular disease in Japan in 1994 and generated 1998 sales of over $225 million for Toray Industries, Inc., the developer of the compound, and its licensees. In December 1998, Hoechst Marion Roussel, Inc., the European licensee of beraprost, submitted a regulatory application for beraprost to treat peripheral vascular disease in Europe.

     United Therapeutics is undertaking additional clinical studies. UT-15 is in Phase II clinical trials for treating late-stage peripheral vascular disease, and United Therapeutics is beginning a Phase II clinical trial program for beraprost to treat early-stage pulmonary hypertension. United Therapeutics believes that beraprost's current oral formulation will be a complementary product to UT-15 because this formulation cannot provide the constant therapeutic levels of prostacyclin in the body necessary to treat advanced pulmonary hypertension and late-stage peripheral vascular disease effectively. United Therapeutics is also beginning a Phase II clinical trial program for UT-77, an elastase inhibitor, for the treatment of chronic obstructive pulmonary disease. Finally, United Therapeutics is beginning a Phase II/III clinical trial program for Ketotop, a patch that delivers the FDA-approved anti-inflammatory pain reliever ketoprofen, for the treatment of osteoarthritis.

BACKGROUND

  VASCULAR DISEASE AND PROSTACYCLIN

     Many vascular diseases are characterized by the degradation of the blood-vessel wall lining, the aggregation of platelets and the disruption of smooth muscle cell function. These conditions cause blockages and affect the ability of the blood vessels to dilate and then constrict as blood flows through the circulatory system.

     Prostacyclin is an important molecule that is produced by the body and has powerful effects on blood-vessel health and function. Natural prostacyclin is inherently unstable, with the period of time it remains in the body before breaking down, known as the "half life," of under six minutes. It appears to act in three key ways to keep blood vessels functioning properly:

     - It dilates blood vessels, where necessary, enabling smooth blood flow;

     - It prevents platelet aggregation; and

     - It prevents proliferation of smooth muscle cells surrounding the vessels, which otherwise would constrict the vessels and obstruct blood flow.

  PULMONARY HYPERTENSION

     Pulmonary hypertension is a progressive, life-threatening vascular disease that is difficult to diagnose and treat and is currently incurable. It is characterized by high pressure in the blood vessels between the heart and lungs, known as the pulmonary blood vessels, but normal blood pressure in the rest of the body. The high pressure is due to the narrowing of pulmonary blood vessels caused primarily by reduced production of prostacyclin in the affected blood vessels. This elevated pulmonary blood pressure causes increasing strain on the right side of the heart as it tries to pump blood to the lungs. Patients with early-stage pulmonary hypertension may be unaware they have the disease. As the disease progresses, however, patients suffer breathlessness and fainting spells and are increasingly unable to carry out normal daily activities. Patients with untreated advanced pulmonary hypertension become bed-ridden and die, usually of right-heart failure. According to statistics compiled by the National Institutes of Health before the introduction of Flolan in 1995, the mean survival period for a patient with primary pulmonary hypertension was approximately 30 months from diagnosis. Survival of patients using Flolan appears to be markedly increased. The five-year survival rate of children using Flolan is 92%.

     Traditionally, physicians have thought of pulmonary hypertension as consisting of two diseases: primary pulmonary hypertension and secondary pulmonary hypertension. Primary pulmonary hypertension has been defined as pulmonary hypertension with no identified specific cause. Secondary pulmonary hypertension has been defined as pulmonary hypertension with a known cause such as heart, lung or liver dysfunction or the connective tissue disease, scleroderma. Currently, several thousand people in North America and Europe have been diagnosed with primary pulmonary hypertension, while over 50,000 people in North America and Europe have advanced secondary pulmonary hypertension. Primary pulmonary hypertension and advanced secondary pulmonary hypertension appear to be amenable to prostacyclin therapy. In its 1998 world symposium on primary pulmonary hypertension, The World Health Organization proposed a new combined classification -- pulmonary hypertension -- to recognize the similarity between primary pulmonary hypertension and secondary pulmonary hypertension. The new classification also includes pulmonary hypertension linked to the use of Redux(R) or phen-fen diet drugs, HIV infection and genetic predisposition to the disease. In addition, according to a 1989 report published in Chest, the official publication of the American College of Chest Physicians, the prevalence of pulmonary hypertension in the U.S. male population is between 8% and 13% for men between the ages of 35 and 44, depending on severity. It is also reported that the prevalence of mild pulmonary hypertension in men age 65 and older exceeds 20%.

     Current Treatments

     Flolan. The FDA has approved only one drug treatment for primary pulmonary hypertension and no drug treatments for secondary pulmonary hypertension. The approved drug treatment is Flolan, a continuous intravenous infusion of prostacyclin, marketed by Glaxo Wellcome Inc. in the United States since 1995. Flolan has also been approved for the treatment of primary pulmonary hypertension in France and Switzerland. Prior to Flolan's approval in the United States for primary pulmonary hypertension, physicians often treated pulmonary hypertension with off-label use of other drugs such as calcium channel blockers and anticoagulants. In certain circumstances, these are still used off-label to treat pulmonary hypertension. The FDA approved Flolan based on results from Glaxo Wellcome's pivotal Phase III trial, in which Flolan proved to be an effective treatment for patients with primary pulmonary hypertension. Patients who were treated with Flolan experienced clinical benefits during the 12-week study, such as increased survival and exercise ability. In contrast, patients who were not treated with Flolan because they were in the control group experienced a worsening of their condition. Of the 40 patients in the control group, eight died during the study, while no patients treated with Flolan died. Although Flolan is not an approved treatment for secondary pulmonary hypertension, a study published in the Annals of Internal Medicine in May 1999 concluded that intravenous prostacyclin may be an effective therapy for secondary pulmonary hypertension. In this study, intravenous prostacyclin therapy resulted in significant improvement in patients' exercise ability. Additionally, a study of scleroderma patients presented at the November 1998 American Heart Association meeting reported that Flolan appears to be a safe and effective treatment for advanced secondary pulmonary hypertension.

     Flolan's active component, prostacyclin, dilates blood vessels, prevents platelet aggregation and prevents proliferation of smooth muscle cells surrounding blood vessels. The half life of Flolan in the body, however, is under six minutes.

     Although Flolan extends the lives of patients with primary pulmonary hypertension, there are a number of significant drawbacks associated with Flolan treatment:

     - Because of its short half life and unstable nature, Flolan must be delivered continuously by an external pump through an intravenous catheter surgically implanted in the patient's chest;

     - Because of Flolan's short half life, patients risk abrupt recurrence of hypertension, called rebound hypertension, and death in the event Flolan delivery is interrupted for even a short period of time;

     - Because of Flolan's highly unstable nature, patients must prepare a mixture of Flolan under completely sterile conditions one or more times a day;

     - Patients experience frequent infections, including life-threatening sepsis, from the catheter or from mixing the drug under unsterile conditions;

     - Because of its highly unstable nature, Flolan should always remain refrigerated, even during administration;

     - To be mobile, patients must wear or carry a pack containing the pump and ice; and

     - Patients should not swim, shower or otherwise immerse themselves in water because of the infection risks caused by the permanent intravenous catheter.

     Because of these safety and quality-of-life drawbacks, physicians typically prescribe Flolan for only those approximately 2,000 patients with the most advanced stages of pulmonary hypertension. United Therapeutics believes that other patients who could benefit from Flolan therapy are not using Flolan because they live in countries where Flolan is unavailable or they are diagnosed with forms of pulmonary hypertension for which Flolan is not approved and thus the costs of Flolan therapy are generally not reimbursed by third-party payors.

     Transplants. Besides Flolan, the only other treatment for advanced pulmonary hypertension is a lung or heart-lung transplant. There are significant drawbacks associated with transplants, including the following:

     - Patients often die before suitable donor organs become available;

     - Less than 20% of heart-lung transplant patients survive for 10 years;

     - Post-operative complications can result in organ rejection, requiring another transplant if organs are available; and

     - Transplant patients require life-long immuno-suppressant drug therapy that entails life-threatening side effects, including vulnerability to serious infections and diseases such as cancer and insulin-dependent diabetes.

     Market Size

     United Therapeutics believes that the potential market for a non-intravenous form of prostacyclin such as UT-15 to treat advanced pulmonary hypertension exceeds $2.5 billion based on the current cost of Flolan therapy and the estimated number of advanced pulmonary hypertension patients as reported in medical journals. There are an estimated 55,000 people suffering from advanced pulmonary hypertension in North America and Europe. According to the Journal of Pharmacy Systems Reports, the annual cost of Flolan therapy in the United States, including the necessary supplies and pumps, is in excess of $57,000 per patient. There are only approximately 2,000 advanced pulmonary hypertension patients receiving Flolan therapy, representing a current market of over $110 million in the aggregate. In addition, Flolan patients may incur substantial annual hospitalization and other costs related to the surgically implanted catheter. The costs associated with Flolan therapy are reimbursable by third-party payors, including Medicare. In addition to UT-15, which United Therapeutics is developing to treat patients with advanced pulmonary hypertension. United Therapeutics believes that its oral form of prostacyclin therapy, beraprost, may provide an opportunity to treat millions of patients with early-stage pulmonary hypertension.

  PERIPHERAL VASCULAR DISEASE

     When vascular disease affects the blood vessels in the legs, it is referred to as peripheral vascular disease. While the precise cause of peripheral vascular disease is unknown, diabetes, obesity, smoking and lack of exercise are associated with the disease. In the early stages of the disease, the patient is at first free of symptoms and then experiences mild to severe pain while walking. As the disease progresses, the patient experiences leg pain while at rest and suffers from delayed wound healing which sometimes leads to ulcers, gangrene and amputation. The mean survival period of the late-stage peripheral vascular disease patient is six years.

     Peripheral vascular disease affects approximately six million people in the United States, and United Therapeutics believes that a similar number of people are affected by the disease in Europe. Additionally, there are approximately 350,000 new diagnoses of peripheral vascular disease annually in the United States and 650,000 new diagnoses of peripheral vascular disease annually in Europe.

     Current Treatments

     Treatment for peripheral vascular disease depends upon the disease stage. In the early stages, physicians treat the disease primarily by recommending lifestyle changes such as special diet and regular exercise programs. If these changes are not effective in halting the progress of the disease, physicians sometimes prescribe drug treatment. The progression of the disease frequently results in repeated surgeries or other interventions, including angioplasty to unblock the arteries of the leg, arterial grafts to bypass the blocked arteries and insertion of stents to prevent the arteries from collapsing. If these procedures are ineffective, amputations are often required. The FDA has approved only two drugs for peripheral vascular disease, pentoxifylline and cilostazol. Pentoxifylline improves the flow properties of the red blood cells, and cilostazol reduces the stickiness of blood platelets. Cilostazol should not be prescribed for patients with certain cardiovascular complications, including those that commonly occur in patients with peripheral vascular disease. The company believes that neither of these drugs provide all the benefits of UT-15 or beraprost.

     Market Size

     Surgeons currently perform approximately 200,000 amputations each year in the United States and Europe on late-stage peripheral vascular disease patients. Additionally, 300,000 non-amputation surgical procedures are performed in the United States each year and, the company believes a similar number are performed each year in Europe. Based on an average cost of $16,000 per amputation and of $15,000 per angioplasty, there is in excess of $12 billion spent each year on surgeries related to peripheral vascular disease in the United States and Europe. United Therapeutics is evaluating how much of this market can be addressed by prostacyclin therapy. The company expects that many amputations may be avoided and, when prostacyclin therapy is used in conjunction with the other surgical procedures, repeat surgical procedures may be reduced.

  CHRONIC OBSTRUCTIVE PULMONARY DISEASE


     Chronic obstructive pulmonary disease is a serious and potentially life-threatening inflammation of the lungs characterized by chronic obstruction of airflow. The two principal subsets of chronic obstructive pulmonary disease are emphysema and chronic bronchitis.


     Emphysema

     Approximately two million people in the United States, and the company believes a similar number in Europe, suffer from emphysema, which is a disease affecting the small airways of the lung. Emphysema may be hereditary or caused by smoking or environmental toxins. Patients with emphysema experience shortness of breath, labored breathing, excessive and chronic coughing and production of excessive sputum. In healthy lungs, two proteins act in harmony to keep the lungs clear and functional. The first protein, elastase, is carried by the body's white blood cells and protects the lungs by killing bacteria and neutralizing inhaled particles. Once these beneficial effects are achieved, the second protein -- alpha-1 antitrypsin -- neutralizes elastase, which, if left to act unchecked, destroys lung tissue. In patients with emphysema, the alpha-1 antitrypsin levels are greatly reduced, which allows elastase to damage the elastic fibers of the lungs, rendering the lungs unable to expand and contract as with normal breathing. In most cases, this damage is permanent and irreversible.

     Chronic Bronchitis

     Approximately 14 million people in the United States, and the company believes a similar number in Europe, suffer from chronic bronchitis, which is a disease affecting the large airways of the lungs. Chronic bronchitis is an inflammation of the bronchi which can be caused by smoking, environmental toxins or bacterial infections. Patients with chronic bronchitis, like emphysema patients, experience shortness of breath, labored breathing, excessive and chronic coughing and production of excessive sputum.

     Current Treatments


     Current management of chronic obstructive pulmonary disease is based on the degree of the respiratory obstruction and the extent of the patient's disability. Prolastin(R) is the only FDA-approved drug specifically for the 5% of chronic obstructive pulmonary disease patients with an inherited deficiency of alpha-1 antitrypsin. Prolastin is difficult to manufacture and is not available in sufficient quantities to support this subset of emphysema patients. A lung transplant is the treatment of last resort for late-stage emphysema patients. There is no treatment currently available to restore lung elasticity and thus reverse the progression of emphysema.


     With respect to chronic bronchitis, early in the disease process physicians prescribe bronchodilators, which act to open airways in the lungs, including Combivent(R) and Atrovent(R) inhalation aerosols. Theophylline and albuterol are frequently prescribed to produce dilation of bronchioles for both emphysema and chronic bronchitis. Finally, physicians have used intermittent positive pressure breathing devices and continuous oxygen therapy when other agents have failed. For patients with the most advanced stages of emphysema, the only treatment is a lung transplant.

     Market Size


     There were 97,000 deaths in the United States in 1995 attributable to chronic obstructive pulmonary disease, the country's fourth leading cause of death. There are approximately 500,000 hospitalizations annually due to chronic bronchitis.


STRATEGY

     United Therapeutics' objective is to become a leader in the development and commercialization of drugs to treat pulmonary and vascular diseases, as well as other selected chronic conditions. To achieve this objective, United Therapeutics is pursuing the following strategies:

     Capitalize on United Therapeutics' Experience and Expertise in Pulmonary Vascular Medicine. United Therapeutics believes that it has assembled the preeminent group of scientists and clinicians in the field of pulmonary vascular medicine. Members of United Therapeutics' scientific advisory board have won the Nobel Prize for the discovery and characterization of prostacyclin, discovered Flolan and invented UT-15. Members of United Therapeutics' senior management led the team at Burroughs Wellcome Co. that designed the clinical trials for, obtained FDA approval of and commercialized Flolan. These executives have similarly designed UT-15's clinical trials, which have primary end points identical to those used for the studies to approve Flolan. United Therapeutics believes this expertise will be instrumental in the development and commercialization of UT-15, beraprost and its other products.

     Establish United Therapeutics' Prostacyclin Products as the Standard of Care for Pulmonary Hypertension and Peripheral Vascular Disease. United Therapeutics is seeking to establish UT-15 and beraprost, its stable analogs of prostacyclin, as the worldwide standards of care for the treatment of pulmonary hypertension and peripheral vascular disease. Currently, United Therapeutics is conducting two multi-center pivotal Phase III clinical trials of UT-15 for advanced pulmonary hypertension and a Phase II trial of UT-15 for late-stage peripheral vascular disease. United Therapeutics is also beginning a multi-center Phase III clinical trial program for beraprost to treat early-stage peripheral vascular disease and a Phase II clinical trial program for beraprost to treat early-stage pulmonary hypertension. United Therapeutics believes that its influential scientific advisory board, strong network of clinical investigators and experienced management team can demonstrate and communicate to physicians the benefits of treating pulmonary hypertension and peripheral vascular disease patients with United Therapeutics' stable synthetic forms of prostacyclin following their approval.

     Minimize Fixed Costs and Corporate Overhead Through Outsourcing and Partnering. United Therapeutics maintains a streamlined corporate infrastructure that is focused on strategic business management. United Therapeutics contracts with FDA-approved manufacturers for the synthesis and manufacture of its products and with established drug sales organizations for marketing and distribution of its products. United Therapeutics has partnered with MiniMed Inc., the worldwide leader in subcutaneous continuous-flow microinfusion device systems, to design, develop and implement the delivery of UT-15 therapies for pulmonary hypertension using MiniMed products. By outsourcing the non-core aspects of its business, United Therapeutics believes that it will substantially reduce fixed overhead and capital investment, accelerate commercialization of its products and reduce its business risk.

     Obtain Licenses for, Develop and Commercialize Selected Other Product Candidates. United Therapeutics intends to continue to license and develop product candidates that:

     -  have positive human safety and efficacy data;

     - address a chronic condition with currently inadequate or high-cost treatment options; and

     - address a condition with little existing or potential treatment competition.

Accordingly, United Therapeutics has obtained licenses for UT-77 and Ketotop. The company is developing UT-77, which appears to prevent elastase from destroying lung tissue, for the treatment of chronic obstructive pulmonary disease. United Therapeutics is beginning a Phase II clinical trial program for UT-77. United Therapeutics is also beginning a Phase II/III clinical trial program for Ketotop, a unique transdermal delivery system for the FDA-approved anti-inflammatory pain reliever, ketoprofen. Ketotop is currently being sold by others in several countries outside the United States.

UNITED THERAPEUTICS' PRODUCTS

     The following table summarizes United Therapeutics' potential product portfolio.

 PRODUCT     MODE OF DELIVERY        INDICATION          CLINICAL TRIAL STATUS    UT TERRITORY
----------   ----------------   ---------------------   -----------------------   -------------
UT-15        Subcutaneous       Advanced pulmonary      Phase III                 Worldwide
                                hypertension
UT-15        Subcutaneous       Late-stage peripheral   Phase II                  Worldwide
                                vascular disease
Beraprost    Oral               Early-stage             Beginning Phase III       U.S./Canada
                                peripheral
                                vascular disease
Beraprost    Oral               Early-stage pulmonary   Beginning Phase II        U.S./Canada
                                hypertension
UT-77        Inhalation         Chronic obstructive     Beginning Phase II        Worldwide
                                pulmonary disease
Ketotop      Transdermal        Osteoarthritis          Beginning Phase II/III    North America

  UT-15

     In December 1996 and January 1997, United Therapeutics obtained worldwide rights to UT-15 for all indications from Glaxo Wellcome and Pharmacia & Upjohn.

     Pulmonary Hypertension

     United Therapeutics has focused primarily on developing UT-15 as its lead product for treating advanced pulmonary hypertension. UT-15 is a significantly more stable form of prostacyclin than Flolan, and United Therapeutics believes that it will provide patients with a convenient and non-intravenous life-long prostacyclin therapy. In contrast to Flolan, UT-15 is stable at room temperature for up to five years and has a half life in the human body of approximately 45 minutes. These attributes allow for a safer and more convenient delivery of UT-15 to patients. Specifically, UT-15 does not need to be administered by a refrigerated, bulky pump through a surgically implanted catheter. Instead, UT-15 is delivered by subcutaneous infusion with a pager-sized MiniMed microinfusion device, the same type of reliable device that has been used to deliver insulin to over 60,000 diabetics. Subcutaneous delivery of UT-15 also eliminates the risk of sepsis infection and related hospitalization associated with the Flolan catheter. UT-15's extended half life also greatly reduces the risk of death from life-threatening rebound hypertension in cases of treatment interruption. The stability of UT-15 also allows it to be prepackaged, thus eliminating the need to reconstitute the drug one or more times daily under completely sterile conditions, as is the case with Flolan.

     The primary differences between the Flolan therapy and the UT-15 therapy are summarized in the following table.

                       CHARACTERISTIC                           FLOLAN         UT-15
------------------------------------------------------------  -----------   ------------
Delivery of drug                                              Intravenous   Subcutaneous
Surgical implant of catheter                                      Yes            No
Constant refrigeration                                            Yes            No
Sterile conditions for frequent drug constitution required        Yes            No
Risk of rebound hypertension                                     High           Low
Risk of serious infections, including sepsis                     High           Low
Bulky pack for pump                                               Yes            No
Swimming and showers prohibited                                   Yes            No

     UT-15 is currently in pivotal Phase III clinical trials for advanced pulmonary hypertension. In earlier clinical trials, United Therapeutics demonstrated that UT-15, delivered in a brief intravenous infusion, has similar effects on primary pulmonary hypertension patients as does a comparable infusion of Flolan. United Therapeutics then demonstrated that UT-15, delivered in a brief subcutaneous infusion to primary pulmonary hypertension patients, had similar effects as when delivered intravenously. Recently, United Therapeutics studied 26 primary pulmonary hypertension patients in a randomized, double-blind, placebo-controlled, eight-week trial that concluded:

     - UT-15 can be safely administered to severely ill patients on an outpatient basis;

     - Continuous dosing of UT-15 leads to improvement in pulmonary blood pressure and exercise ability; and

     - These improvements are similar to improvements observed with Flolan administered for 12 weeks.

     Each patient who finished this study in October 1998 elected to receive UT-15 therapy indefinitely.

     United Therapeutics is now enrolling 224 advanced pulmonary hypertension patients, without distinction between primary and secondary pulmonary hypertension, in each of two pivotal Phase III trials of UT-15 at approximately 40 select medical centers. The main objective of the trials is to determine the impact of continuous subcutaneous UT-15 therapy on exercise ability after 12 weeks of therapy. The primary endpoints for these trials are identical to those in the studies to approve Flolan. Secondary objectives include assessing the impact of UT-15 on the symptoms of advanced pulmonary hypertension.

     Peripheral Vascular Disease

     United Therapeutics is also developing UT-15 for late-stage peripheral vascular disease. Peripheral vascular disease appears to be similar to pulmonary hypertension in that there is a reduction in natural prostacyclin in the affected blood vessels. In September 1998, United Therapeutics completed a Phase II study which assessed the safety and blood flow effects of UT-15 administered intravenously to patients with late-stage peripheral vascular disease. The study demonstrated that UT-15 can be administered safely to patients with late-stage peripheral vascular disease and substantially increased blood flow in the affected areas of the legs. United Therapeutics will next undertake a pre-pivotal study to optimize dosing levels of UT-15 for pivotal Phase III trials. Other studies by independent clinical investigators have shown that Flolan provides therapeutic benefit to patients with early- and late-stage peripheral vascular disease.

  BERAPROST

     In September 1998, United Therapeutics obtained an exclusive license from Toray Industries, Inc. for beraprost for the treatment of pulmonary hypertension in the United States and Canada. In March 1999, United Therapeutics obtained an additional exclusive license from Toray for beraprost for the treatment of peripheral vascular disease in the United States and Canada. Beraprost is an oral form of prostacyclin that is chemically stable and has a half life in the body of approximately one hour. Like natural prostacyclin and UT-15, beraprost dilates blood vessels, prevents platelet aggregation and prevents proliferation of smooth muscle cells surrounding blood vessels. United Therapeutics believes that beraprost may be an important treatment for early-stage peripheral vascular disease and for early-stage pulmonary hypertension. Intermittent oral doses of beraprost do not, however, provide consistent levels of the drug in the blood necessary to treat advanced stages of these diseases. Consequently, United Therapeutics believes that UT-15 will be the more effective treatment for the late stages of these diseases.

     Beraprost has proven to be safe and effective for the treatment of peripheral vascular disease in clinical studies conducted outside the United States and has been approved for treatment of peripheral vascular disease in Japan since 1994. Sales in Japan of beraprost by Toray and its licensees were over $225 million in 1998. Toray has licensed to Hoechst Marion Roussel, Inc. rights to beraprost in Europe. Hoechst has conducted extensive clinical research with beraprost, including a controlled study in patients suffering from intermittent leg pain due to blood vessel blockages. This study shows that beraprost is effective in treating patients with early-stage peripheral vascular disease, and Hoechst has filed for approval of beraprost for the treatment of peripheral vascular disease in Europe. A recent Japanese study presented at the 1998 American Heart Association meeting suggests that beraprost may improve survival in patients with pulmonary hypertension as well. In that study, 21 of the 24 patients using beraprost survived during the four year study period, as compared to eight of the 34 patients not using beraprost. United Therapeutics is beginning a Phase III clinical trial program for beraprost to treat early-stage peripheral vascular disease and Phase II clinical trial program for beraprost to treat early-stage pulmonary hypertension.

  UT-77

     In November 1998, United Therapeutics acquired from Cortech, Inc. exclusive worldwide rights to develop and market UT-77 for all indications, except the treatment of skin conditions. United Therapeutics believes that UT-77 is the only potential new chemical entity or drug in Phase II or later clinical trials for preventing elastase from destroying the lung tissue of patients with chronic obstructive pulmonary disease. United Therapeutics intends to develop UT-77 for delivery by both injection and inhalation. The company is beginning a multi-center Phase II study to assess the effectiveness of UT-77 in improving breathing of patients suffering from periodic life-threatening episodes associated with chronic obstructive pulmonary disease. Cortech conducted extensive pre-clinical and clinical studies of UT-77 that showed continuous intravenous infusion of UT-77 inhibits elastase overproduction and enhances lung function in chronic obstructive pulmonary disease patients. Prior to United Therapeutics' license from Cortech, clinical investigators in U.S. medical centers conducted Phase I and Phase II studies involving 40 patients that showed UT-77 to be safely tolerated as a continuous intravenous infusion therapy. These studies also showed that the drug affected the levels of certain proteins in the body that are involved in several respiratory diseases. United Therapeutics believes that these results provide a reasonable basis for further development of UT-77 as a treatment for chronic obstructive pulmonary disease.

  KETOTOP

     In July 1998, United Therapeutics began collaborating with Global Medical Enterprises Ltd. and Global Medical Enterprises Ltd., LLC to develop Ketotop, and in February 1999, United Therapeutics obtained the exclusive rights from Global Medical to develop Ketotop for marketing in North America and Central America. Ketotop is a unique, transdermal drug delivery system which contains ketoprofen, an FDA-approved oral pain reliever that has strong anti-inflammatory properties. United Therapeutics plans to market Ketotop to relieve osteoarthritis and other musculo-skeletal pain. Osteoarthritis is a disease that afflicts nearly 21 million people in the United States, including 13.7 million with osteoarthritis of the knee. Although highly effective, ketoprofen in pill form frequently produces gastric irritation. To address this problem, Ketotop uses a unique matrix technology to provide ketoprofen transdermally, through the skin using a patch, in concentrated doses specifically to targeted sites for a sustained period of 12 to 14 hours. United Therapeutics believes that this delivery system, which is patented in the United States, is the most effective way to deliver pain relief through the skin. United Therapeutics is beginning Phase II/III studies to demonstrate that Ketotop is safe and effective for the treatment of osteoarthritis.

  TELEMEDICINE SERVICES

     Pulmonary hypertension patients require periodic monitoring of certain bodily measurements such as heart and lung function. Much of this monitoring can be achieved with less expense and inconvenience by using telemedicine devices that enable physicians to monitor patients remotely. United Therapeutics intends to provide telemedicine services for a fee to patients and physicians using and prescribing United Therapeutics' products. United Therapeutics also intends to utilize its experience with pulmonary hypertension telemedicine to explore the development of similar internet-based services for other chronic diseases.

THE MINIMED STRATEGIC ALLIANCE

     MiniMed Inc. is a world leader in the design, development, manufacturing and marketing of advanced infusion systems for the delivery of drugs. The pager-sized microinfusion device which MiniMed has agreed to provide United Therapeutics to deliver UT-15 by continuous, subcutaneous infusion is a system substantially similar to the system which has been successfully marketed to over 60,000 diabetics for insulin delivery.

     United Therapeutics entered into an agreement with MiniMed in September 1997 to collaborate in the design, development and implementation of therapies to treat pulmonary hypertension utilizing MiniMed products and UT-15. The term of the agreement is for seven years after the FDA grants a new drug approval for UT-15 and will be automatically extended for additional 12-month periods unless otherwise terminated. The agreement is subject to early termination in the event of a material breach or bankruptcy of either party. United Therapeutics and MiniMed have established a Management Committee comprised of two representatives from each company to implement the agreement. MiniMed will:

     - Establish a dedicated sales force for UT-15 for advanced pulmonary hypertension;

     - Take responsibility for the marketing and sales of UT-15 to physicians who treat pulmonary hypertension;

     - Train patients and care providers in the use of the MiniMed device with UT-15;

     - Provide the MiniMed device, related supplies and customer service;

     - Obtain third-party payor reimbursement approvals; and

     - Assist patients with third-party payor reimbursement.

     United Therapeutics has agreed to pay MiniMed the greater of a percentage of the revenues derived from commercial sales of UT-15 or a fixed amount per patient per year. In the event that there are any discoveries or improvements arising out of work performed under the agreement, the parties will have joint ownership of those discoveries or improvements.

PATENTS AND PROPRIETARY RIGHTS

     United Therapeutics' success will depend in part on its ability to obtain and maintain patent protection for its products, preserve trade secrets, prevent third parties from infringing upon its proprietary rights and operate without infringing upon the proprietary rights of others, both in the United States and internationally.

  GLAXO WELLCOME ASSIGNMENT

     In January 1997, Glaxo Wellcome Inc. assigned to United Therapeutics patents and patent applications for the use of the stable prostacyclin analog now known as UT-15 for the treatment of pulmonary hypertension and congestive heart failure. Glaxo Wellcome has a right to negotiate a license from United Therapeutics if United Therapeutics decides to license any part of the marketing rights to a third party. Glaxo Wellcome waived this right with respect to the agreement with MiniMed. Under the agreement, Glaxo Wellcome is entitled to certain royalties from United Therapeutics for a period of 10 years from the date of the first commercial sale of any product containing UT-15. If United Therapeutics grants to a third party any license to UT-15, Glaxo Wellcome is also entitled to a percentage of all consideration payable to United Therapeutics by such licensee.

     For pulmonary hypertension, the patent does not expire in the United States until October 2009 and until various dates from September 2009 to August 2013 in nine other countries. For congestive heart failure, the patent does not expire until May 2011 in the United States and from May 2011 to March 2012 in five other countries. United Therapeutics is responsible for all patent prosecution and maintenance for the UT-15 patent portfolio.

  PHARMACIA & UPJOHN LICENSE

     In December 1996, Pharmacia & Upjohn Company exclusively licensed to United Therapeutics patents and a patent application for the composition and production of the stable prostacyclin analog now known as UT-15. United Therapeutics filed a U.S. patent application for a new synthesis and production method for UT-15 in October 1997. United Therapeutics believes that its method is a substantial improvement over the Pharmacia & Upjohn method. United Therapeutics intends to use its improved and unique synthesis method rather than the licensed Pharmacia & Upjohn method for the actual production of the UT-15 product.

     Under the Pharmacia & Upjohn agreement, United Therapeutics paid an initial license fee and must make additional milestone payments for orphan and non-orphan indications of the compound of up to $3,875,000. United Therapeutics will make royalty payments between 2.5% and 5% of net sales, subject to reduction based on required royalty payments to Glaxo Wellcome, to Pharmacia & Upjohn until the later of the expiration of the applicable patent or 10 years after the date of the first commercial sale of a product in a country defined as a milestone country under the agreement. The agreement may be terminated earlier by either party in certain circumstances, including upon a material breach by or bankruptcy of the other party, and by United Therapeutics at any time upon 60 days' notice to Pharmacia & Upjohn. Pursuant to the agreement, United Therapeutics is obliged to use its best efforts to conduct a research and development program in the United States relating to the use of the product containing the compound for at least one indication, and to obtain regulatory approvals and market a product in the United States and such other countries as United Therapeutics deems appropriate.


     The term of the patent licensed from Pharmacia & Upjohn expires in March 2000 in the United States and various dates from January 2001 to February 2010 in 14 other countries. Pharmacia & Upjohn is responsible for prosecution and maintenance of the U.S. and foreign patent portfolio relating to the UT-15 compound and synthesis method, but may discontinue prosecution of and/or abandon the patent portfolio and give United Therapeutics an opportunity to prosecute or maintain the portfolio.

  TORAY INDUSTRIES LICENSES


     In September 1998, United Therapeutics entered into an agreement with Toray Industries, Inc. obtaining the exclusive right to develop and market beraprost in the existing immediate-release oral form in the United States and Canada for the treatment of pulmonary hypertension and other pulmonary vascular diseases, plus certain additional rights of first refusal for other products, therapies or territories. In exchange, United Therapeutics paid Toray cash and 166,666 shares of common stock, and granted Toray an option to purchase an additional 166,666 shares of common stock at an exercise price of $9.00 per share. United Therapeutics also agreed to pay Toray milestone payments of up to $750,000. In March 1999, United Therapeutics entered into an agreement with Toray obtaining the exclusive right to develop and market beraprost in the United States and Canada for the treatment of peripheral vascular disease. United Therapeutics paid Toray cash and 500,000 shares of common stock and agreed to pay Toray milestone payments of up to $750,000.



     Pursuant to the agreements, United Therapeutics has agreed to pay all costs and expenses associated with undertaking clinical trials, obtaining regulatory approvals and commercializing beraprost in the United States and Canada for the treatment of pulmonary hypertension and peripheral vascular disease. Toray has retained all manufacturing rights for beraprost. United Therapeutics has agreed to purchase beraprost solely from Toray at specified prices based on volume. The agreements each set forth a product development schedule. In the event that development by United Therapeutics falls significantly behind the schedule specified in either agreement, Toray may terminate that agreement. Furthermore, United Therapeutics is responsible under the agreements for achieving minimum annual product net sales as determined in advance by mutual agreement and in the case of the first two years of commercial sales, minimum net sales of $2.5 million and $5 million. In the event that United Therapeutics is unable to meet any minimum annual net sales requirement for two consecutive years, Toray may convert the exclusive license to a non-exclusive license. United Therapeutics would then be required to share any product marketing rights approved by the FDA with a third-party licensee chosen by Toray. Each agreement expires 10 years following FDA approval of beraprost for the particular disease indication. United Therapeutics may extend each agreement for unlimited one-year periods with Toray's consent.


     The United States patents licensed by United Therapeutics cover the compound beraprost and its method of synthesis and will expire in January 2003 and April 2010. The licensed Canadian patent expires in January 2003. There are no issued patents covering methods of treating any disease, including pulmonary hypertension and peripheral vascular disease, using beraprost. Toray is responsible for prosecuting and maintaining beraprost patents with United Therapeutics' reasonable assistance.

  CORTECH LICENSE


     In November 1998, United Therapeutics signed an agreement with Cortech, Inc. obtaining the exclusive right to develop and market a compound, now known as UT-77, for all indications worldwide, except for certain dermatological uses. In exchange, United Therapeutics made a cash payment and granted Cortech a warrant to purchase 116,666 shares of common stock. The warrant vests only if United Therapeutics continues developing UT-77 after November 2000 and terminates in November 2004. United Therapeutics also agreed to make milestone payments in the event it elects to develop the drug after November 2000 of up to $6,450,000 for non-orphan drug indications and pay royalty fees between 6% and 10% of UT-77 net sales.



     Pursuant to the agreement, United Therapeutics is required to use reasonable efforts to develop and conduct research and pre-clinical and human clinical trials to obtain all regulatory approvals to manufacture, market and commercialize the products that United Therapeutics determines are commercially feasible. In addition, United Therapeutics is responsible for a majority of the costs for prosecuting and maintaining the patents covering UT-77. United Therapeutics may choose to discontinue the development of the products without penalty upon written notice to Cortech if the products do not satisfy United Therapeutics' clinical needs for targeted indications. If United Therapeutics terminates the agreement, however, Cortech will receive an exclusive royalty-free license to use any improvements, know-how, data, information or regulatory filings or any other intellectual property arising from United Therapeutics' performance under the agreement. Under the agreement, inventions or improvements to the technology for the manufacture or use of UT-77 are retained by the party whose employees conceive them. Cortech may terminate the agreement if United Therapeutics does not commence Phase II clinical trials of UT-77 before May 2001, subject to certain exceptions.


     UT-77 is patented in the United States and in 22 foreign countries. Patent applications are pending in six countries. The U.S. patent expires in June 2010 and foreign counterparts expire between August 2008 and December 2012. Cortech is responsible for patent prosecution and maintenance under the agreement.

  GLOBAL MEDICAL ENTERPRISES AGREEMENT


     In February 1999, United Therapeutics entered into an agreement with Global Medical Enterprises Ltd. and Global Medical Enterprises Ltd., LLC. This agreement gives to United Therapeutics the exclusive right to commercialize and sell Ketotop in the United States, Canada, Mexico, Central America and the Caribbean for treatment of all indications. Global Medical holds its rights under an exclusive sales and distribution agreement with Pacific Pharmaceuticals, Inc., the Korean manufacturer of Ketotop. Both the agreement between United Therapeutics and Global Medical and the agreement between Global Medical and Pacific Pharmaceuticals expire in July 2008. The agreement between United Therapeutics and Global Medical will be extended if Pacific Pharmaceuticals extends its agreement with Global Medical. The agreement is subject to early termination in the event of a material breach or bankruptcy of either party or if the underlying agreement between Global Medical and Pacific Pharmaceuticals is terminated. United Therapeutics has agreed to purchase Ketotop solely from Global Medical and will pay Global Medical a product purchase price equal to Global Medical's cost of obtaining Ketotop from Pacific Pharmaceuticals plus a profit percentage of between 15% and 23%. United Therapeutics and Global Medical will jointly determine Global Medical's compensation for sales in additional territories.

     Ketotop is patented in the United States, but is not patented in any other territory where United Therapeutics has marketing rights. The Ketotop patent expires in April 2013. There are no issued U.S. patents covering methods of treating osteoarthritis with Ketotop. Global Medical and Pacific Pharmaceuticals are responsible for prosecuting and maintaining the Ketotop patent portfolio. In addition, United Therapeutics is obligated under its agreement with Global Medical to obtain trademark protection on behalf of Pacific Pharmaceuticals for the Ketotop mark in every jurisdiction where United Therapeutics has marketing rights. United Therapeutics has not yet filed trademark applications for Ketotop. If United Therapeutics fails to file them in the future, Global Medical may terminate the agreement.

  PATENT TERM EXTENSIONS

     United Therapeutics believes that some of the patents to which it has rights may be eligible for extensions of up to five years based upon patent term restoration procedures in Europe and in the United States under the Waxman-Hatch Act. For instance, under Waxman-Hatch, the Toray U.S. patent relating to the compound beraprost could be extended by up to five years, giving the product patent protection until as late as January 2008 if approval in the United States is received before expiration of the original patent term in 2003. In addition, patent extensions are available under similar laws in Europe. United Therapeutics is considering which products it will seek to extend under Waxman-Hatch and similar laws of other jurisdictions. See "-- Government Regulation."

  ORPHAN DRUG STATUS AND GRANTS


     In June 1997, United Therapeutics was notified by the FDA that UT-15 for primary pulmonary hypertension qualified for orphan drug status. The company believes that if UT-15 is approved by the FDA, no other non-oral treatment for primary pulmonary hypertension using prostacyclin will be approved by the FDA for seven years, unless such other treatment is significantly safer or more effective than UT-15. In November 1998, United Therapeutics received a $430,000 grant from the FDA's orphan drug grant program for the development of UT-15 for the treatment of primary pulmonary hypertension, $107,500 of which has been recognized as revenue through March 31, 1999.


     In April 1998, United Therapeutics was notified by the FDA that beraprost for advanced pulmonary hypertension qualified for orphan drug status. United Therapeutics believes that if beraprost is approved by the FDA, no other oral treatment for advanced pulmonary hypertension using prostacyclin will be approved by the FDA for seven years, unless such other treatment is significantly safer or more effective than beraprost.

CLINICAL INVESTIGATOR NETWORK

     United Therapeutics has established a multi-center clinical investigation network with approximately 40 leading medical centers. This network consists of pulmonologists and cardiologists from centers in North America, Europe, Australia and Israel who collectively treat a majority of patients with primary pulmonary hypertension and a substantial number of patients with secondary pulmonary hypertension. These physicians understand and have extensive experience in clinical research of severe pulmonary diseases. United Therapeutics is continually expanding its clinical investigator network by adding professionals who have demonstrated success in conducting clinical research required for regulatory approval.

MANUFACTURING

     United Therapeutics contracts with qualified third-party manufacturers to produce its drugs. This manufacturing strategy enables United Therapeutics to direct financial resources to product licensing, clinical development and anticipated commercialization efforts rather than diverting resources to building manufacturing plants and establishing compliance with the FDA's good manufacturing practices regulations.

     SynQuest, Inc., formerly known as Steroids, Ltd., manufactures and Cook Imaging Corporation formulates the bulk active ingredient in UT-15 for United Therapeutics. United Therapeutics has contracted with Schweizerhall, Inc. as a second source of manufacturing. An analytical testing laboratory, Magellan Laboratories Inc., tests the purity and stability of each batch of manufactured UT-15 for compliance with FDA standards.


MARKETING AND SALES

     United Therapeutics has contracted with MiniMed to exclusively handle, on a commission basis, sales and marketing of UT-15 when formulated for subcutaneous delivery for pulmonary hypertension. MiniMed has extensive experience in marketing subcutaneous microinfusion systems. In addition, MiniMed maintains a sizable insurance assistance department to expedite claims processing and to assist patients in obtaining third-party reimbursement. United Therapeutics retains sales and marketing rights to UT-15 for all indications other than pulmonary hypertension. See "-- The MiniMed Strategic Alliance."

     United Therapeutics intends to contract with MiniMed or a similarly qualified organization for the sales and marketing of UT-15 for peripheral vascular disease and for its other products. The company believes that there are several qualified drug sales organizations that are capable of selectively marketing drugs for target diseases in North America and Europe. United Therapeutics does not intend to establish its own sales force, although it will actively collaborate and co-promote its products with the drug sales organizations with which it contracts.

COMPETITION

     Many drug companies engage in research and development to commercialize products to treat blood vessel and lung diseases. United Therapeutics competes with these companies for funding, access to licenses, personnel, third-party collaborators and product development. Almost all of these companies have substantially greater financial, marketing, sales, distribution and technical resources, and more experience in research and development, clinical trials and regulatory matters, than United Therapeutics. United Therapeutics is aware of existing treatments that will compete with its products, including the following:

     - UT-15 will compete with Flolan, the only FDA-approved treatment for primary pulmonary hypertension;

     - UT-15 and beraprost will compete with two FDA-approved drugs, pentoxifylline and cilostazol, for the treatment of peripheral vascular disease;

     - UT-77 will compete with one FDA-approved drug, Prolastin, for the treatment of chronic obstructive pulmonary disease; and

     - Ketotop will compete with existing oral drugs containing the FDA-approved pain reliever ketoprofen, as well as with a variety of other oral and transdermal pain relievers.

     Competitors may develop and commercialize additional products that compete with United Therapeutics' products and may do so more rapidly than United Therapeutics. For example, United Therapeutics understands that:

     - Schering AG may develop Iloprost, a stable form of prostacyclin, as a drug delivered through sustained inhalation to treat pulmonary hypertension;

     - Boehringer Ingelheim International GmbH was conducting a controlled study of a potentially competitive drug for early-stage pulmonary hypertension;

     - There are reports on the use of continuously inhaled nitric oxide as a therapy for pulmonary hypertension of the newborn; and

     - Several companies are developing other drugs and surgical methods for treating different aspects of peripheral vascular disease.

GOVERNMENTAL REGULATION

     The research, development, testing, manufacture, promotion, marketing and distribution of drug products are extensively regulated by government authorities in the United States and other countries. Drugs are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

     - Preclinical laboratory tests, preclinical studies in animals and formulation studies and the submission to the FDA of an investigational new drug application for a new drug or antibiotic;

     - Adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication;

     - The submission of a new drug application to the FDA; and

     - FDA review and approval of the new drug application prior to any commercial sale or shipment of the drug.

     Preclinical tests include laboratory evaluation of product chemistry toxicity and formulation, as well as animal studies. The results of preclinical testing are submitted to the FDA as part of an investigational new drug application. A 30-day waiting period after the filing of each investigational new drug application is required prior to the commencement of clinical testing in humans. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay development of United Therapeutics' products. Moreover, positive results of preclinical tests will not necessarily indicate positive results in clinical trials.

     Clinical trials to support new drug applications are typically conducted in three sequential phases, but the phases may overlap. During Phase I, the initial introduction to the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to:

     - Assess the efficacy of the drug in specific, targeted indications;

     - Assess dosage tolerance and optimal dosage; and

     - Identify possible adverse effects and safety risks.

     If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials, also called pivotal studies, major studies or advanced clinical trails, are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites.

     After successful completion of the required clinical testing, generally a new drug application is submitted. The FDA may request additional information before accepting a new drug application for filing, in which case the application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

     If FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may refuse to approve the new drug application or issue a not approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information.

     The FDA may designate a product as an "orphan drug" if the drug is a drug intended to treat a rare disease or condition. A disease or condition is considered rare if it affects fewer than 200,000 people in the United States, or if it affects more than 200,000 people but will be sold for less money than it will cost to develop. If a sponsor obtains the first FDA marketing approval for a certain orphan drug, the sponsor will have a seven-year exclusive right to market the drug for the orphan indication.

     If regulatory approval of UT-15 or any of United Therapeutics' other products is granted, it will be limited to certain disease states or conditions. The manufacturers of approved products and their manufacturing facilities will be subject to continual review and periodic inspections. Because United Therapeutics intends to contract with third parties for manufacturing of its products, its control of compliance with FDA requirements will be incomplete. In addition, identification of certain side effects or the occurrence of manufacturing problems after any of its drugs are on the market could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials, and changes in labeling of the product.

     The Waxman-Hatch Act provides that patent terms may be extended during the FDA regulatory review period for the related product. This period is generally one-half the time between the effective date of an investigational new drug application and the submission date of a new drug application, plus the time between the submission date of a new drug application and the approval of that application, subject to a maximum extension of five years. Similar patent term extensions are available under European laws.

     Outside the United States, United Therapeutics' ability to market its products will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within Europe procedures are available to companies wishing to market a product in more than one EU member state.

     Under a new regulatory system in the EU, marketing authorizations may be submitted at either a centralized, a decentralized or a national level. The centralized procedure is mandatory for the approval of biotechnology products and high technology products and available at the applicant's option for other products. The centralized procedure provides for the grant of a single marketing authorization that is valid in all EU member states. The decentralized procedure is available for all medicinal products that are not subject to the centralized procedure. The decentralized procedure provides for mutual recognition of national approval decisions, changes existing procedures for national approvals and establishes procedures for coordinated EU actions on products, suspensions and withdrawals. Under this procedure, the holder of a national marketing authorization for which mutual recognition is sought may submit an application to one or more EU member states, certify that the dossier is identical to that on which the first approval was based or explain any differences and certify that identical dossiers are being submitted to all member states for which recognition is sought. Within 90 days of receiving the application and assessment report, each EU member state must decide whether to recognize approval. The procedure encourages member states to work with applicants and other regulatory authorities to resolve disputes concerning mutual recognition. Lack of objection of a given country within 90 days automatically results in approval of the EU country.

     United Therapeutics will choose the appropriate route of European regulatory filing to accomplish the most rapid regulatory approvals. However, the chosen regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. United Therapeutics intends to secure European regulatory approval for the use of UT-15 for pulmonary hypertension and peripheral vascular disease in parallel with its United States and Canadian regulatory filings. The company has contracted with Quintiles (UK) Ltd., a contract research organization, to assist with its European clinical development and regulatory actions.

PRODUCT LIABILITY INSURANCE

     United Therapeutics owns a Products/Clinical Trials Liability Insurance Policy with Federal Insurance Company. It is a master policy with limits of $5 million in the aggregate and $5 million per occurrence. In addition, United Therapeutics owns policies covering clinical trials in Austria, France, Spain and Italy. United Therapeutics believes this insurance is adequate.

EMPLOYEES

     United Therapeutics had 20 employees as of December 31, 1998. The company also maintains active independent contractor relationships with various individuals with whom it has month-to-month consulting contracts. The company believes its employee relations are excellent. None of United Therapeutics' employees is subject to a collective bargaining agreement.

FACILITIES

     United Therapeutics maintains three facilities. The company's clinical development office is in Research Triangle Park, North Carolina in 5,000 square feet of leased office space. United Therapeutics' corporate office is in Silver Spring, Maryland in an 8,000 square foot building that it owns. The company's subsidiary, Unither Telemedicine Services Corporation, leases approximately 3,000 square feet of office space in the District of Columbia. The Research Triangle Park lease expires in June 2001, and the District of Columbia lease expires in February 2001 with an extension at United Therapeutics' option. United Therapeutics believes these facilities are adequate for its current and planned operations.

LEGAL PROCEEDINGS

     United Therapeutics is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of United Therapeutics:

NAME                                      AGE                         POSITION
----                                      ---   ----------------------------------------------------
Martine A. Rothblatt(1)(4).............   44    Chairman, Chief Executive Officer and Director
James W. Crow, Ph.D.(1)(4).............   55    President, Chief Operating Officer and Director
Gilles Cloutier, Ph.D.(1)..............   54    Executive Vice President, Business Development,
                                                Chief Financial Officer, Treasurer and Director
Shelmer D. Blackburn, Jr.(1)...........   38    Director of Operations, Secretary and Director
Paul A. Mahon..........................   35    Assistant Secretary and General Counsel
Olivia Giscard d'Estaing...............   37    Director
David Gooray, M.D.(2)(3)...............   49    Director
Jean-Guy Lambert(2)....................   58    Director
Noah A. Samara(3)(4)...................   42    Director

-------------------------
(1) Member of Executive Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.
(4) Member of Nominating Committee.

     Martine A. Rothblatt, J.D., M.B.A., is a co-founder of United Therapeutics. She has served as Chairman of its Board of Directors and Chief Executive Officer since its inception in 1996. In 1995, Ms. Rothblatt endowed the PPH Cure Foundation to help find cures for pulmonary hypertension, which afflicts one of her daughters, and continues to manage the foundation. Since 1990, she has helped develop, as an independent consultant, satellite communications businesses, including CD Radio Inc., which she founded and served as Chairman and Chief Executive Officer until December 1992, WorldSpace Corp., which she co-founded and served as Chief Operating Officer from January 1993 through January 1995, and Sky Station International, Inc., where she served part-time as Executive Vice President from October 1996 through November 1997. Since February 1995 Ms. Rothblatt has also served as President of Beacon Projects, Inc., a company she incorporated for her satellite communications consulting and real estate management activities, and as Of Counsel to the law firm of Mahon Patusky Rothblatt & Fisher, Chartered. Ms. Rothblatt also serves as the Chairman of the Bioethics Subcommittee of the International Bar Association and President of the William Harvey Medical Research Foundation. Ms. Rothblatt devotes substantially all of her time to the affairs of United Therapeutics.

     James W. Crow, Ph.D., is a co-founder of United Therapeutics and has served as President and Chief Operating Officer and as a member of its Board of Directors since its inception in 1996. Prior to 1996, Dr. Crow worked for more than 18 years at Glaxo Wellcome Inc., formerly Burroughs Wellcome Co., in positions such as International Project Leader, Associate Medical Director and Senior Clinical Research Scientist. While he was associate director of the Pulmonary II Section, Dr. Crow led the team that developed and obtained FDA approval for Flolan for the treatment of primary pulmonary hypertension patients in September 1995.

     Gilles Cloutier, Ph.D., is a co-founder of United Therapeutics and has served as Executive Vice President, Business Development and Treasurer and as a member of its Board of Directors since its inception in 1996 and Chief Financial Officer since December 1997. Prior to 1996, Dr. Cloutier served as President of CatoPharma Canada, Inc. from April 1992 to February 1997. From April 1990 to April 1992, Dr. Cloutier was the Vice President of Clinical Operations at

Quintiles Transnational Corp. Dr. Cloutier has more than 24 years of experience in all phases of the drug development process in the United States, Canada and other international locations.

     Shelmer D. Blackburn, Jr., B.S., is a co-founder of United Therapeutics and has served as Director of Operations, Secretary and a member of its Board of Directors since its inception in 1996. Prior to 1996, Mr. Blackburn worked for eight years at Glaxo Wellcome Inc., formerly Burroughs Wellcome Co., where he was responsible for the design and management of clinical trials for Flolan, as well as for an artificial surfactant for the treatment of neonatal patients with respiratory distress syndrome.

     Paul A. Mahon has served as General Counsel and Assistant Secretary of United Therapeutics since its inception in 1996. He has been a principal and managing partner of Mahon Patusky Rothblatt & Fisher, Chartered since its formation in 1993.

     Jean-Guy Lambert, M.B.A., has served on the Board of Directors of United Therapeutics since July 1997. Since August 1996, Mr. Lambert has served as Chairman, President and Chief Executive Officer of Dacha Capital, Inc., a merchant bank. From June 1993 to August 1996, Mr. Lambert was President and Chief Executive Officer of Intermont Inc., an oil and gas corporation. From September 1991 to June 1993, Mr. Lambert acted as financial advisor to Hydro-Quebec. Mr. Lambert is a Director of several publicly traded companies, including QR Canada Capital, Inc., Enerplus Resources Fund and Explogas Ltd.

     Noah A. Samara, J.D., M.B.D., has served on the Board of Directors of United Therapeutics since 1997. He has served as Chairman and Chief Executive Officer of WorldSpace Corporation, a satellite communications company, since August 1990.

     David Gooray, M.D., has served on the Board of Directors of United Therapeutics since December 1997. Dr. Gooray has practiced cardiovascular medicine in Virginia, Maryland and the District of Columbia since July 1986. Since 1986, he has also served as an instructor in medicine at Howard University Medical School and principal investigator in a National Institutes of Health study.

     Olivia Giscard d'Estaing, M.S.B., has served on the Board of Directors since July 1998. She has been employed as Director of Asset Management Services at Banque Eurofin since 1988. She is in charge of mutual fund management with assets over $1 billion.

     The Amended and Restated Certificate of Incorporation of United Therapeutics provides that the Board of Directors is to consist of three classes, as nearly equal in size as the number of members permits. Each class of directors generally has a term of three years, except that the term of the initial Class I directors expires at the annual meeting of stockholders in 2000. At each annual stockholders meeting, the successors of the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring in three years. United Therapeutics' Board of Directors is currently comprised of eight directors, with two classes of three directors and one class of two directors. Executive officers are elected by, and serve at the discretion of, the Board.

BOARD COMMITTEES

     The Board of Directors has the following committees: an Executive Committee; a Compensation Committee, which approves salaries and incentive compensation for executive officers of the company and which administers the company's equity incentive plan; an Audit Committee, which reviews the results and scope of the audit and other services provided by United Therapeutics' independent auditors; and a Nominating Committee, which reviews and recommends candidates for the Board of Directors.

SCIENTIFIC ADVISORY BOARD

     United Therapeutics has assembled a team of scientific and medical advisors to advise it on issues related to specific pharmaceutical products. The current group of advisors are experts in pulmonary hypertension and vascular biology. United Therapeutics plans to assemble different advisory groups specific to other products under development. In certain cases, these advisors have agreed to be available for consultation for a specified number of days each year, but individuals may consult and meet informally with the company on a more frequent basis. All of these scientific and medical advisors are employed by major medical schools, research institutions, hospitals, or other institutions and may have other commitments that may limit their availability to United Therapeutics. United Therapeutics' Scientific Advisory Board consists of the following individuals:

     Sir John Vane, D.Sc., F.R.S., is the 1982 Nobel Laureate in Physiology or Medicine and discoverer of prostacyclin. Dr. Vane served as the Group Research and Development Director at the Wellcome Foundation, Ltd. from 1974 to 1986, and is President of the William Harvey Research Institute, The Medical School of Queen Mary and Westfield College, London, which he founded in 1986. Since 1987, he has been the non-executive Chairman of Technology Transfer Company of the Imperial Cancer Research Fund. Since 1993, he has been Chairman of England's Biomedical Research Education Trust. Throughout his distinguished career, Dr. Vane has received numerous honors, in addition to over 25 Distinguished Lectureships and 30 honorary memberships and degrees. He received his D. Phil. and D.Sc. from Oxford University and is the author of more than 800 publications. He serves on the Board of Directors of deCODE genetics Inc. and, until recently, served on the Board of Directors of Vanguard Medica Group plc, a pharmaceutical company which he founded in 1991 and which is traded on the London Stock Exchange.

     Salvador Moncada, M.D., Ph.D., D.Sc., has been a Director of the Cruciform Project at the University College, London, England since 1995. Dr. Moncada co-discovered prostacyclin and Flolan. He was a Director of Research at the Wellcome Foundation, Ltd. United Kingdom from 1986 to 1995. Dr. Moncada is also internationally recognized as one of the key discoverers of the role of nitric oxide in vascular biology. He is the author and editor of numerous scientific textbooks, and the recipient of over 50 scientific awards, honorary memberships and degrees.

     Sir Magdi Yacoub, M.D., F.A.C.S., is a leading cardiothoracic surgeon and developer of surgical techniques of heart and heart-lung transplantation. Dr. Yacoub has been a professor at the National Heart and Lung Institute in London since 1986.

     Lewis Rubin, M.D., is the Professor of Medicine and Head of Pulmonary and Critical Care Medicine, University of California, San Diego. Dr. Rubin is the author of Primary Pulmonary Hypertension and numerous other publications on pulmonary hypertension and pulmonary physiology. He is the recipient of the PPH Cure Foundation 1997 Scientific Progress Award.

     Robyn Barst, M.D., has been the Director since 1987 of the Children's Pulmonary Hypertension Center, Columbia Presbyterian Medical Center. Dr. Barst is an Associate Professor of Pediatrics and Medicine, Columbia University, College of Physicians and Surgeons. She is the recipient of the PPH Cure Foundation 1996 Scientific Progress Award and a leading expert on pulmonary hypertension in children.

     Urban Ramstedt, Ph.D., is the Director of Immunology at AVANT Immunotherapeutics, Inc., Needham, Massachusetts. Dr. Ramstedt has written over 40 articles on immunology and gene therapy.

     Tim Higenbottam, M.D., F.R.C.P., has been a Professor of Respiratory Medicine at Sheffield University since 1995. Dr. Higenbottam is a leading European expert on pulmonary hypertension. From 1981 to 1995, he was the Head of Pulmonary Hypertension Medicine at Papworth Hospital, Cambridge, England.

     Jay H. Sanders, M.D., F.A.C.P., Dr. Sanders is the President and CEO of The Global Telemedicine Group, Founding President of the American Telemedicine Association, Professor of Medicine (Adjunct) at Johns Hopkins University School of Medicine, and Visiting Professor, Yale University School of Medicine. He is a member of the Executive Committee of the Board of Directors of the Universal Service Administrative Corporation and serves on the Department of Defense Telemedicine Board of Directors. Dr. Sanders is the Senior Editor of the Telemedicine Journal and is generally recognized as America's leading expert on telemedicine. In addition to serving on the United Therapeutics Scientific Advisory Board, Dr. Sanders is also Chairman of the Unither Telemedicine Advisory Board.

DIRECTOR COMPENSATION

     United Therapeutics reimburses each member of its Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Each director who is not also an employee also receives a fee of $8,000 per year.

SCIENTIFIC ADVISOR COMPENSATION

     Each of Drs. Vane, Moncada, Yacoub and Ramstedt have agreements under which he is entitled to receive options to purchase 1,666 shares of the company's common stock for each year of service on the Scientific Advisory Board, plus $3,000 per meeting attended. United Therapeutics granted 3,333 shares of common stock to each of Drs. Vane, Moncada and Yacoub for his service from October 1996 through October 1998. United Therapeutics granted Dr. Ramstedt options to purchase 1,666 shares of common stock for his service on the Scientific Advisory Board during 1997 and 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the Compensation Committee members has served as an officer or employee of United Therapeutics or its subsidiaries, except Martine A. Rothblatt, who has been Chairman and Chief Executive Officer of United Therapeutics since its inception in 1996. Effective March 1999, Ms. Rothblatt resigned from the Compensation Committee, which currently consists solely of non-employee directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to or earned by United Therapeutics' Chief Executive Officer and the other executive officers who earned in excess of $100,000 in cash compensation during the year ended December 31, 1998. All options reflected in the chart were awarded under United Therapeutics' Amended and Restated Equity Incentive Plan.

                           SUMMARY COMPENSATION TABLE

                                                                                SECURITIES
                                                                                UNDERLYING
NAME AND PRINCIPAL POSITION                                   YEAR    SALARY    OPTIONS(#)
---------------------------                                   ----   --------   ----------
Martine A. Rothblatt.......................................   1998   $120,000     83,333
  Chairman and Chief Executive Officer
James W. Crow..............................................   1998    150,000     69,999
  President and Chief Operating Officer
Gilles Cloutier............................................   1998    150,000     50,000
  Executive Vice President, Business Development,
  Chief Financial Officer and Treasurer
Shelmer D. Blackburn, Jr...................................   1998    100,000     53,333
  Director of Operations and Secretary

STOCK OPTION GRANTS AND EXERCISES

     The following tables show for the year ended December 31, 1998, certain information regarding options granted to, and held at year end by, the named executive officers. Each of the options listed in the table below was granted pursuant to United Therapeutics' Amended and Restated Equity Incentive Plan and vests upon the achievement of certain business milestones within certain specified time periods. The first table is based on an aggregate of 611,901 options granted to employees, directors and consultants in 1998, including the named executive officers. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The value of unexercised in-the-money options at December 31, 1998 is based on an assumed initial public offering price of $16.00, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

                          OPTION GRANTS IN FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      % OF TOTAL                                 ASSUMED ANNUAL RATES OF
                         SECURITIES      OPTIONS                                  STOCK PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE                        FOR OPTION TERM
                          OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
NAME                     GRANTED(#)    FISCAL YEAR       SHARE        DATE           5%              10%
----                     ----------   --------------   ---------   ----------   -------------   -------------
Martine A. Rothblatt...    83,333          13.6%        $19.80       11/08       $1,037,672      $2,629,665
James W. Crow..........     3,333           0.5           3.00        3/08            6,288          15,936
                           66,666          10.9          18.00       11/08          754,666       1,912,472
Gilles Cloutier........    50,000           8.2          18.00       11/08          566,005       1,434,368
Shelmer D. Blackburn...     3,333           0.5           3.00        3/08            6,288          15,936
                           50,000           8.2          18.00       11/08          566,005       1,434,368

     Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option (10 years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent United Therapeutics' estimate or projection of the future common stock price.

                         FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF
                                        SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                        DECEMBER 31, 1998(#)              DECEMBER 31, 1998($)
                                    -----------------------------     -----------------------------
NAME                                EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                                -----------     -------------     -----------     -------------
Martine A. Rothblatt..............    13,333           136,666          $    --          $    --
James W. Crow.....................    13,333           115,000           13,333           88,329
Gilles Cloutier...................    10,000            90,000           10,000           40,000
Shelmer D. Blackburn, Jr..........     8,333            78,333            8,333           68,329

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     In April 1999, United Therapeutics entered into an Executive Employment Agreement with Martine A. Rothblatt, its Chief Executive Officer. The employment agreement provides for an initial five year term ending on December 31, 2004, and automatically renews for successive one-year periods unless either party terminates the agreement. The current annual salary specified in the agreement is $180,000. Ms. Rothblatt is entitled to bonuses for each year of the initial term of the agreement in the form of stock options, in addition to other discretionary bonuses that may be awarded by the Board of Directors. At the end of the first year of her agreement, Ms. Rothblatt will receive an option to purchase the number of shares of common stock equal to one percent of the increase in the company's market capitalization after United Therapeutics' initial public offering, divided by 18. At the end of each of the next four years, Ms. Rothblatt will receive an option to purchase the number of shares equal to one percent of the increase in United Therapeutics' market capitalization over the prior year, divided by 18. These options will be fully exercisable on the date of grant. The options will have an exercise price equal to or exceeding the fair market value of a share of United Therapeutics' common stock on the date of grant. The options are exercisable over five years if Ms. Rothblatt is a 10% or greater shareholder on the date of grant, or 10 years otherwise.

     If Ms. Rothblatt's employment is terminated due to her death or disability, the company will continue to pay to Ms. Rothblatt or her estate her current base salary through the end of the calendar year following such death or disability, and, if her employment is terminated for disability, United Therapeutics will pay for continued benefits under its short-term and long-term disability insurance programs. If Ms. Rothblatt's employment is terminated by United Therapeutics other than for cause, or if Ms. Rothblatt terminates her employment for good reason, as these terms are defined in the agreement, including circumstances involving a change in control of United Therapeutics, she will be entitled to a lump sum cash payment equal to the sum of:

     - Her current base salary plus any bonus and incentive payments which have been earned through the date of termination;

     - The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

     - Three times the sum of her highest annual base salary for the preceding 12 months and the greater of her previous year's bonus and incentive payment or the average of those payments for the previous two years; and

     - The difference between the fair market price and the exercise price of any non-vested options held by Ms. Rothblatt.

In addition, Ms. Rothblatt will receive certain employee and retirement benefits. The agreement prohibits Ms. Rothblatt from engaging in activities competitive with the company for five years following termination of her employment.

     United Therapeutics has entered into employment agreements with each of Drs. Crow and Cloutier and Mr. Blackburn. The term of Dr. Crow's agreement ends on July 15, 2002, and provides for an annual base salary of at least $150,000. The term of Mr. Blackburn's agreement ends on August 1, 2002, and provides for an annual base salary of at least $100,000. The term of Dr. Cloutier's agreement ends on April 7, 2003, and provides for an annual base salary of at least $150,000. Each of the agreements with Drs. Crow and Cloutier and Mr. Blackburn also provides for an automatic annual renewal unless either party terminates with at least 30 days notice to the other party. In addition, each of the agreements provides that if the employee is terminated by United Therapeutics other than for cause, or if the employee terminates the agreement for good reason, as those terms are defined in the agreements, the employee is entitled to his base salary through the full term of the agreement. In addition, each of these agreements prohibits

Drs. Crow and Cloutier and Mr. Blackburn from accepting employment, consultancy or other business relationships with a competitor of United Therapeutics for twelve months following his last receipt of compensation from United Therapeutics.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

     The company's Equity Incentive Plan originally became effective November 12, 1997, and was subsequently amended and restated effective April 9, 1999. The Plan provides for the grant of awards, including options, stock appreciation rights, restricted stock awards or performances share awards or any other right or interest relating to shares or cash to eligible directors, officers, key employees and consultants. As amended, a total of 14,939,517 shares of common stock has been reserved and is available for awards under the Plan, including 7,939,517 shares of common stock specifically reserved for stock option grants to the Chief Executive Officer in accordance with her Executive Employment Agreement. The maximum number of shares that may be granted to any one participant other than the Chief Executive Officer in any calendar year may not exceed 500,000 shares. The maximum number of shares that may be granted to the Chief Executive Officer in any one calendar year may not exceed 500,000 shares in 2000, 701,353 shares in 2001, 681,434 shares in 2002, 2,757,832 shares in
2003 and 3,298,898 shares in 2004.

     The Plan is administered by the Compensation Committee, which must consist of two or more non-employee directors approved by the Board. The committee has the power to determine the terms and conditions of awards, including but not limited to the exercise price, the number of shares of common stock subject to each award, the vesting provisions of each award and the form of consideration payable upon exercise. In addition, the committee has the authority to amend, modify or terminate the Plan, provided that no action may affect any shares previously issued and sold or any award previously granted under the Plan without the written consent of the participant.

     Options granted under the Plan are not generally transferable by the optionee. Options granted under the Plan must generally be exercised within 10 years, subject to earlier termination upon termination of the holder's employment, disability or death, but in no event later than the expiration of the option's term. The exercise price of all options granted under the Plan must be at least equal to the fair market value of the underlying shares of common stock on the date of the grant. Incentive stock options granted to any participant who owns 10% or more of United Therapeutics' outstanding common stock must have an exercise price equal to or exceeding 110% of the fair market value of a share of common stock on the date of the grant and must not be exercisable for longer than five years.

     Under the Plan, a participant may also be awarded a "performance award," which means that the participant may receive cash, stock or other awards which is contingent upon achieving performance goals established by the committee. The committee may also make "deferred share" awards under the Plan. A participant who receives a deferred share award is entitled to receive the company's stock in the future for services performed between the date of the award and the date the participant may receive the stock.

     A participant who is granted a "stock appreciation right" under the Plan has the right to receive all or a percentage of the fair market value of a share of stock on the date of exercise of the stock appreciation right minus the grant price of the stock appreciation right determined by the committee. If a stock appreciation right is granted in connection with an incentive stock option, the grant price must not be less than the fair market value of the stock on the date of grant. Finally, the committee may make "restricted stock" awards under the Plan. Restricted stock granted under the Plan is subject to such terms and conditions as the committee determines when it makes the award, and carries voting, dividend and other ownership rights as set forth in the award agreement relating to the restricted stock. Unless the committee otherwise provides, upon termination of employment during the period when the restrictions apply, the participant's restricted stock is forfeited to United Therapeutics.

     In the event of certain changes of control of United Therapeutics, the Compensation Committee has discretion to provide that any award under the Plan that may be exercised will become fully exercisable, and/or that all restrictions on any awards under the Plan will lapse as the Compensation Committee determines, which may be prior to the change of control.

     As of April 9, 1999 options to purchase 881,985 shares of common stock were outstanding. There are 14,057,532 shares reserved for future grants or purchases under the Plan, including 7,939,517 shares of common stock reserved for issuance to the Company's Chairman and Chief Executive Officer pursuant to her employment agreement. No performance awards, deferred share awards, stock appreciation rights or restricted stock awards are outstanding under the Plan. The Plan will terminate in November 2007, unless terminated sooner by the Board.

                              CERTAIN TRANSACTIONS

     On April 29, 1998, United Therapeutics purchased an office building for its corporate headquarters from an entity owned by Martine A. Rothblatt, the Chairman and Chief Executive Officer of United Therapeutics, for approximately $581,000, including expenses. United Therapeutics leased office space from Beacon Projects, Inc. in 1997 and 1998 under a lease that was terminated when the company purchased its building. Ms. Rothblatt is the President and owner of Beacon Projects. Payments under that lease totaled $12,000 for the year ended December 31, 1998, and $15,000 for the year ended December 31, 1997. In addition, Unither Telemedicine Services Corporation, a subsidiary of United Therapeutics, entered into a lease for office space with Beacon Projects in March 1999. Payments under this lease will be approximately $30,000 annually until the lease expires in 2001. The Board of Directors approved these transactions based on independent appraisals and without the participation of Ms. Rothblatt. United Therapeutics believes that the terms of each of the transactions were at least as favorable as terms it could have obtained in arm's length transactions with an independent third party.

     Each of Ms. Rothblatt, Paul A. Mahon, General Counsel and Assistant Secretary of United Therapeutics, and Christopher Patusky, an officer of the company's telemedicine subsidiary, is a principal of the law firm Mahon Patusky Rothblatt & Fisher, Chartered, which United Therapeutics has retained in the past and intends to retain in the future. United Therapeutics paid the law firm $107,000 during the three months ended March 31, 1999, $157,000 during the year ended December 31, 1998, $81,000 during the year ended December 31, 1997 and $5,000 during the period from inception to December 31, 1996.

     In 1998, United Therapeutics entered into a cooperative drug discovery agreement with William Harvey Research Limited. United Therapeutics paid $162,273 during 1998 and $85,988 for the three months ended March 31, 1999 under this agreement. Under the agreement, United Therapeutics is required to pay William Harvey a royalty equal to 10% of net sales and license fees that the company earns from discoveries of William Harvey. Ms. Rothblatt is president of William Harvey Medical Research Foundation, an affiliate of William Harvey Research Limited.

     During 1997, Ms. Rothblatt loaned United Therapeutics $500,000 at an interest rate of 10% per annum. On August 19, 1997, principal and accrued interest totaling $508,334 was converted into common stock pursuant to the terms of the loan agreement. The company issued to Ms. Rothblatt 309,428 shares at approximately $1.62 per share.

     During 1996 and 1997, United Therapeutics earned substantially all of its revenue from the PPH Cure Foundation. Ms. Rothblatt is also a Director of the PPH Cure Foundation. United Therapeutics earned $115,909 for the year ended December 31, 1997, and $153,972 during the period from the date of inception of June 26, 1996 through December 31, 1996.

     The Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws provide that United Therapeutics will indemnify each of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, United Therapeutics is entering into indemnity agreements with each of the directors, which provide that United Therapeutics will indemnify each director to the fullest extent permitted by law.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of United Therapeutics' common stock as of March 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by each person who United Therapeutics knows owns more than 5% of its common stock, each of its directors, each of its named executive officers, and all of its directors and executive officers as a group. Except as otherwise noted below, the address of each person listed below is the company's address. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 10,726,967 shares of common stock outstanding as of March 31, 1999 and 15,226,967 shares of common stock outstanding after completion of this offering, assuming the underwriters do not exercise their over-allotment option. Unless otherwise indicated, to the knowledge of United Therapeutics, all persons listed have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                                                                   PERCENTAGE OF
                                                                                    OUTSTANDING
                                                                                      SHARES
                                                           NUMBER OF SHARES     -------------------
                                                            OF COMMON STOCK      BEFORE     AFTER
NAME                                                      BENEFICIALLY OWNED    OFFERING   OFFERING
----                                                      -------------------   --------   --------
Noah A. Samara..........................................       3,035,229         28.3%       19.9%
Martine A. Rothblatt(1).................................       1,248,369         11.6%        8.2%
Credit Suisse Asset Mgmt Pharma Fund
  P.O. Box 800
  CH 8070 Zurich
  Switzerland...........................................         666,666          6.2%        4.4%
Jean-Guy Lambert(2).....................................         571,942          5.3%        3.8%
Merrill Lynch KECALP 1997
  225 Liberty Street
  New York, New York 10080-6123.........................         555,555          5.2%        3.6%
James W. Crow(3)........................................         441,663          4.1%        2.9%
Gilles Cloutier(4)......................................         436,666          4.1%        2.9%
Shelmer D. Blackburn, Jr.(5)............................         431,664          4.0%        2.8%
Olivia Giscard d'Estaing(6).............................         207,666          1.9%        1.4%
David Gooray, M.D. .....................................          11,333             *           *
All directors and executive officers as a group
  (9 persons)(7)........................................       6,394,864         59.6%       42.0%

-------------------------
* Represents less than one percent.
(1) Includes 35,552 shares held by Ms. Rothblatt's children and 413,204 shares held by her spouse. Ms. Rothblatt disclaims beneficial ownership of such shares. Also includes 26,666 shares of common stock issuable upon exercise of stock options within 60 days.
(2) Includes 500,000 shares of common stock owned by Dacha Capital, Inc. Mr. Lambert is the President and Chief Executive Officer of Dacha Capital. Mr. Lambert disclaims beneficial ownership of shares held by Dacha Capital except to the extent of his proportionate interest therein. Also includes 33,332 shares of common stock issuable upon exercise of stock options within 60 days.
(3) Includes 24,998 shares of common stock issuable upon exercise of stock options within 60 days.
(4) Includes 416,666 owned by The Hammock House Inc., LLC. Dr. Cloutier is the Managing Director of Hammock House. Also includes 20,000 shares of common stock issuable upon exercise of stock options within 60 days.
(5) Includes 14,998 shares of common stock issuable upon exercise of stock options within 60 days.
(6) Includes 199,333 shares of common stock owned by Caisse Central des Banques Popularies, an affiliate of Banque Eurofin. Ms. Giscard d'Estaing is the Director of Asset Management at Banque Eurofin. Ms. Giscard d'Estaing disclaims beneficial ownership of shares held by Caisse Central des Banques Popularies.
(7) Includes 120,327 shares of common stock issuable upon exercise of stock options within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, United Therapeutics' authorized capital stock will consist of 100 million shares of common stock, par value $0.01, and 10 million shares of preferred stock, par value $0.01.

COMMON STOCK


     Upon the closing of this offering, there will be 15,226,967 shares of common stock outstanding. As of June 1, 1999, there were approximately 169 holders of record of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of United Therapeutics' stockholders. The holders of common stock have no cumulative voting rights with respect to the election of directors or any other matter.


     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine.

     Upon the liquidation, dissolution, distribution of assets or winding up of United Therapeutics, holders of common stock are entitled to share ratably, in proportion to the number of shares of common stock held, all the assets remaining after distribution of the full preferential amounts due to the holders of the outstanding shares of preferred stock, if any. A consolidation, merger or reorganization of United Therapeutics with any other corporation, or a sale of all or substantially all of the assets shall not be considered a dissolution, liquidation or winding up of United Therapeutics.

     The Amended and Restated Certificate of Incorporation denies holders of common stock all preemptive rights and rights to covert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to United Therapeutics' Amended and Restated Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of United Therapeutics, which could have a depressive effect on the market price of United Therapeutics' common stock. United Therapeutics has no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Upon completion of this offering, 797,220 shares of common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. If United Therapeutics proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders of registration rights will be entitled to notice of the registration and will be entitled to include, at United Therapeutics' expense, their shares in the registration. In addition, certain of the holders may require United

Therapeutics, at its expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act, with respect to their shares of common stock, and United Therapeutics will be required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, certain holders may require the company at its expense to register their shares on Form S-3 when such form becomes available to the company, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     United Therapeutics is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

     - Prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - On or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - Any merger or consolidation involving the corporation and the interested stockholder;

     - Any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.


     In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors -- Because of "Anti-Takeover" Provisions in United Therapeutics' Certificate of Incorporation and Bylaws, A Third Party May Be Discouraged from Making a Takeover Offer Which Could be Beneficial to United Therapeutics and the Public Stockholders."


LIMITATION OF LIABILITY AND INDEMNIFICATION

     United Therapeutics' Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

     - For any breach of the director's duty of loyalty to United Therapeutics or its stockholders;

     - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - For any acts under Section 174 of the Delaware General Corporation Law;
       or

     - For any transaction from which the director derives an improper personal benefit.

     These provisions do not limit or eliminate United Therapeutics' rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, United Therapeutics is entering into separate indemnification agreements with United Therapeutics' directors that provide the directors indemnification protection. United Therapeutics believes that these provisions and agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers.

TRANSFER AGENT

     The transfer agent and registrar for United Therapeutics' common stock is The Bank of New York.

LISTING

     United Therapeutics has applied to have its common stock quoted on the Nasdaq National Market under the symbol "UTHR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for United Therapeutics' common stock. Future sales of substantial amounts of United Therapeutics' common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale as described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and United Therapeutics' ability to raise equity capital in the future.

     Upon completion of this offering, United Therapeutics will have outstanding an aggregate of 15,226,967 shares of common stock, assuming no exercise of the underwriters' over-allotment option, and excluding 1,174,458 shares issuable upon exercise of outstanding warrants and options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 10,726,967 shares of common stock, excluding 1,174,458 shares issuable upon exercise of outstanding warrants and options, held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     Beginning 180 days after the date of this prospectus, approximately 10,412,590 restricted shares subject to lock-up agreements between the underwriters and certain stockholders, including officers and directors, will become eligible for sale in the public market under Rule 144(k), Rule 144 or Rule 701. The lock-up agreements provide that the stockholders will not sell or otherwise dispose of any shares of common stock without the prior written consent of BT Alex. Brown Incorporated for a period of 180 days from the date of this prospectus. Bona fide gifts or distributions to the stockholders or limited partners of stockholders are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions. BT Alex. Brown Incorporated, may release all or any portion of the securities subject to the lock-up agreements without notice. See "-- Registration Rights" and "Underwriting."

     Rule 144. Under Rule 144, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, which includes the holding period of any prior owner other than an affiliate, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the outstanding shares of United Therapeutics' common stock then outstanding, which will equal approximately 152,270 shares immediately after this offering; or

     - The average weekly trading volume of United Therapeutics' common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about United Therapeutics.

     Rule 144(k). Under Rule 144(k), a person who was not an affiliate of United Therapeutics at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which includes the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701. In general, under Rule 701 of the Securities Act, any of the company's employees, consultants or advisors, other than affiliates, who purchases or receives shares from the company in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell such shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

     Registration Rights. Upon completion of this offering, the holders of 797,220 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. When these shares are registered under the Securities Act, they will be freely tradable unless held by affiliates.

     Stock Options. United Therapeutics intends to file a registration statement under the Securities Act covering 14,939,517 shares of common stock reserved for issuance under its Amended and Restated Equity Incentive Plan 180 days following completion of this offering. Thereafter, shares which are issued under the plan will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning approximately 180 days after the effective date of the initial public offering.

                                  UNDERWRITING


     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc., A.G. Edwards & Sons, Inc. and Vector Securities International, Inc. have severally agreed to purchase from United Therapeutics the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.



                                                                NUMBER OF
                                                                 SHARES
UNDERWRITER                                                     ---------
Deutsche Bank Securities Inc................................
A.G. Edwards & Sons, Inc....................................
Vector Securities International, Inc........................

                                                                ---------
     Total..................................................    4,500,000
                                                                =========


     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of such shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at a price that represents a concession not in excess of
$     per share under the public offering price. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $     per share to
certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives of the underwriters.

     United Therapeutics has granted to the underwriters an option, exercisable not later than 30 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to 675,000 additional shares of United Therapeutics common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise such option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 4,500,000, and United Therapeutics will be obligated, pursuant to the option, to sell such shares to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer additional shares on the same terms as those on which the 4,500,000 shares are being offered.

     United Therapeutics has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     United Therapeutics' officers, directors and stockholders, have agreed not to offer, sell, contract to sell or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of any common stock for period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. Such consent may be given at any time without public notice. United Therapeutics has entered into a similar agreement, except that it may issue shares of common stock pursuant to the exercise of outstanding options and warrants and it may grant options to purchase shares of common stock under the Equity Incentive Plan.


     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with the offering, creating a short position in the common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of United Therapeutics' common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the underwriters may also reclaim selling concessions allowed to an underwriter or a dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and if they do, they may end any of these activities at any time.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for United Therapeutics' common stock. Consequently, the initial public offering price for the common stock will be determined by negotiation among the representatives of the underwriters and United Therapeutics. Among the factors to be considered in determining the public offering price will be:

     - The company's results of operations in recent periods;

     - The company's present stage of development;

     - The market capitalizations and stages of development of other companies which United Therapeutics and the representatives of the underwriters believe to be comparable to United Therapeutics;

     - Estimates of the company's business potential; and

     - Prevailing market conditions.

                                    LAWYERS

     The validity of the shares of common stock offered hereby will be passed upon for United Therapeutics by Bryan Cave LLP, Washington, D.C. James L. Nouss, Jr., a partner of Bryan Cave LLP, owns 8,333 shares of common stock of United Therapeutics and is one of three managers of a private investment fund which owns 133,333 shares of common stock of United Therapeutics. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets of United Therapeutics, as of December 31, 1997 and 1998, and the consolidated statements of operations, stockholders' equity and cash flows for the period from inception on June 26, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998 included in this prospectus and registration statement have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     United Therapeutics has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to United Therapeutics and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedule filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedule filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the Commission.

                        UNITED THERAPEUTICS CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of KPMG LLP, Independent Auditors....................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................  F-3
Consolidated Statements of Operations for the period from
  inception (June 26, 1996) to December 31, 1996, the years
  ended December 31, 1997 and 1998 and the three months
  ended March 31, 1998 (unaudited) and 1999 (unaudited).....  F-4
Consolidated Statements of Stockholders' Equity for the
  period from inception (June 26, 1996) to December 31,
  1996, the years ended December 31, 1997 and 1998 and the
  three months ended March 31, 1999 (unaudited).............  F-5
Consolidated Statements of Cash Flows for the period from
  inception (June 26, 1996) to December 31, 1996, the years
  ended December 31, 1997 and 1998 and the three months
  ended March 31, 1998 (unaudited) and 1999 (unaudited).....  F-6
Notes to Consolidated Financial Statements..................  F-7

     When the one-for-three reverse stock split referred to in Note 12 of the Notes to the Consolidated Financial Statements is effected, we will be in a position to render the following report.

                                                   KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  United Therapeutics Corporation:

     We have audited the accompanying consolidated balance sheets of United Therapeutics Corporation and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (June 26, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Therapeutics Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from inception (June 26, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

McLean, Virginia
April 2, 1999, except for Note 12,
  which is as of June      , 1999

                        UNITED THERAPEUTICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                         DECEMBER 31,
                                                   ------------------------    MARCH 31,
                                                      1997         1998          1999
                                                   ----------   -----------   -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................  $5,018,145   $ 6,779,067   $15,429,340
  Investments (note 9)...........................          --    10,023,190            --
  Accounts receivable............................          --        53,750       107,500
                                                   ----------   -----------   -----------
     Total current assets........................   5,018,145    16,856,007    15,536,840
                                                   ----------   -----------   -----------
Property, plant, and equipment (notes 3 and 8):
  Land...........................................          --       134,370       134,370
  Building and improvements......................          --       866,322       965,402
  Furniture and equipment........................      66,489       416,881       444,245
  Less - accumulated depreciation................     (14,568)      (50,065)      (73,847)
                                                   ----------   -----------   -----------
     Property, plant, and equipment, net.........      51,921     1,367,508     1,470,170
                                                   ----------   -----------   -----------
Certificate of deposit...........................          --       509,506       516,916
Deferred offering costs..........................          --            --       206,050
Other............................................       3,603        13,817        34,781
                                                   ----------   -----------   -----------
     Total assets................................  $5,073,669   $18,746,838   $17,764,757
                                                   ==========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................  $  383,323   $ 1,707,103   $ 1,735,626
  Accrued professional fees......................      41,931        14,161       229,146
  Payroll taxes withheld.........................      27,913        33,629        17,500
  Current portion of note payable (note 8).......          --         4,098         4,189
                                                   ----------   -----------   -----------
     Total current liabilities...................     453,167     1,758,991     1,986,461
Note payable, excluding current portion (note
  8).............................................          --       310,262       309,181
Other liabilities................................       3,319         1,759         1,339
                                                   ----------   -----------   -----------
     Total liabilities...........................     456,486     2,071,012     2,296,981
                                                   ----------   -----------   -----------
Commitments and contingencies (notes 5 and 10)
  Stockholders' equity (note 6):
  Preferred stock, par value $.01, 10,000,000
     shares authorized at December 31, 1997 and
     1998, and March 31, 1999, no shares
     issued......................................          --            --            --
  Common stock, par value $.01, 50,000,000 shares
     authorized at December 31, 1997 and 1998,
     and March 31, 1999, 5,882,833, 10,115,597,
     and 10,726,967 shares issued and outstanding
     at December 31, 1997 and 1998 and March 31,
     1999, respectively..........................      58,829       101,156       107,270
  Additional paid-in capital.....................   7,489,655    32,341,370    43,365,199
  Accumulated deficit............................  (2,931,301)  (15,766,700)  (28,004,693)
                                                   ----------   -----------   -----------
     Total stockholders' equity..................   4,617,183    16,675,826    15,467,776
                                                   ----------   -----------   -----------
     Total liabilities and stockholders'
       equity....................................  $5,073,669   $18,746,838   $17,764,757
                                                   ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                        UNITED THERAPEUTICS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  PERIOD FROM
                                 JUNE 26, 1996                                     THREE MONTHS ENDED
                                (INCEPTION) TO     YEAR ENDED DECEMBER 31,             MARCH 31,
                                 DECEMBER 31,     --------------------------   --------------------------
                                     1996            1997           1998          1998           1999
                                ---------------   -----------   ------------   -----------   ------------
                                                                                      (UNAUDITED)
Grant revenue (note 3)........    $  153,972      $   115,909   $     53,750   $        --   $     53,750
                                  ----------      -----------   ------------   -----------   ------------
Operating expenses:
  Research and development....        99,642        2,026,718     11,015,053     1,739,683     11,611,458
  General and
    administrative............        84,876        1,006,354      2,366,494       572,788        847,949
                                  ----------      -----------   ------------   -----------   ------------
    Total operating
       expenses...............       184,518        3,033,072     13,381,547     2,312,471     12,459,407
                                  ----------      -----------   ------------   -----------   ------------
    Loss from operations......       (30,546)      (2,917,163)   (13,327,797)   (2,312,471)   (12,405,657)
Other income (expense):
  Interest income.............           469          134,726        510,068        51,726        178,090
  Interest expense............            --           (8,334)       (14,570)           --         (6,972)
  Write-down of investment
    (note 9)..................            --         (110,453)            --            --             --
                                  ----------      -----------   ------------   -----------   ------------
    Total other income........           469           15,939        495,498        51,726        171,118
                                  ----------      -----------   ------------   -----------   ------------
    Net loss before income
       tax....................       (30,077)      (2,901,224)   (12,832,299)   (2,260,745)   (12,234,539)
Income tax (note 7)...........            --               --          3,100         2,855          3,454
                                  ----------      -----------   ------------   -----------   ------------
    Net loss..................    $  (30,077)     $(2,901,224)  $(12,835,399)  $(2,263,600)  $(12,237,993)
                                  ==========      ===========   ============   ===========   ============
Net loss per common share -
  basic and diluted...........    $    (0.02)     $     (0.87)  $      (1.54)  $     (0.38)  $      (1.19)
                                  ==========      ===========   ============   ===========   ============
Weighted average number of
  common shares outstanding --
  basic and diluted...........     1,666,663        3,339,437      8,321,749     5,939,015     10,255,857
                                  ==========      ===========   ============   ===========   ============

          See accompanying notes to consolidated financial statements.

                        UNITED THERAPEUTICS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         COMMON STOCK        ADDITIONAL
                                                     ---------------------     PAID-IN     ACCUMULATED
                                                       SHARES      AMOUNT      CAPITAL       DEFICIT         TOTAL
                                                     ----------   --------   -----------   ------------   ------------
Balance, June 26, 1996.............................          --   $    --    $        --   $        --    $         --
Issuance of common stock...........................   1,666,663    16,667         83,333            --         100,000
Net loss...........................................          --        --             --       (30,077)        (30,077)
                                                     ----------   --------   -----------   ------------   ------------
Balance, December 31, 1996.........................   1,666,663    16,667         83,333       (30,077)         69,923
Issuance of common stock...........................   3,900,078    39,001      6,881,149            --       6,920,150
Conversion of loan principal and accrued interest
  into common stock................................     309,428     3,094        505,240            --         508,334
Stock issued in exchange for services..............       6,664        67         19,933            --          20,000
Net loss...........................................          --        --             --    (2,901,224)     (2,901,224)
                                                     ----------   --------   -----------   ------------   ------------
Balance, December 31, 1997.........................   5,882,833    58,829      7,489,655    (2,931,301)      4,617,183
Issuance of common stock...........................   4,028,404    40,284     22,864,247            --      22,904,531
Stock issued in exchange for services..............      37,694       376        131,709            --         132,085
Stock issued for exclusive license agreement.......     166,666     1,667      1,498,333            --       1,500,000
Options and warrants issued for exclusive license
  agreements.......................................          --        --        353,000            --         353,000
Options issued in exchange for services............          --        --          4,426            --           4,426
Net loss...........................................          --        --             --   (12,835,399)    (12,835,399)
                                                     ----------   --------   -----------   ------------   ------------
Balance, December 31, 1998.........................  10,115,597   101,156     32,341,370   (15,766,700)     16,675,826
Issuance of common stock (unaudited)...............     111,370     1,114      1,994,202            --       1,995,316
Stock issued for exclusive license agreement
  (unaudited)......................................     500,000     5,000      8,995,000            --       9,000,000
Options issued in exchange for services
  (unaudited)......................................          --        --         34,627            --          34,627
Net loss (unaudited)...............................          --        --             --   (12,237,993)    (12,237,993)
                                                     ----------   --------   -----------   ------------   ------------
Balance, March 31, 1999 (unaudited)................  10,726,967   $107,270   $43,365,199   $(28,004,693)  $ 15,467,776
                                                     ==========   ========   ===========   ============   ============

          See accompanying notes to consolidated financial statements.

                        UNITED THERAPEUTICS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        PERIOD FROM
                                                       JUNE 26, 1996                                      THREE MONTHS ENDED
                                                      (INCEPTION) TO      YEAR ENDED DECEMBER 31,              MARCH 31,
                                                       DECEMBER 31,     ---------------------------   ---------------------------
                                                           1996             1997           1998           1998           1999
                                                      ---------------   ------------   ------------   ------------   ------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
 Net loss...........................................   $    (30,077)    $ (2,901,224)  $(12,835,399)  $ (2,263,600)  $(12,237,993)
 Adjustments to reconcile net loss to net cash used
   in operating activities:
   Depreciation.....................................          1,168           13,400         35,497          5,929         23,782
   Stock issued for exclusive license agreement.....             --               --      1,500,000             --      9,000,000
   Stock and options issued in exchange for
     services.......................................             --           20,000        136,511             --         34,627
   Options and warrants issued for exclusive license
     agreements.....................................             --               --        353,000             --             --
   Interest accrued on convertible loan.............             --            8,334             --             --             --
   Write-down of investment.........................             --          110,453             --             --             --
   Amortization of discount on investments..........             --               --        (23,229)            --             --
 Changes in operating assets and liabilities:
   Accounts receivable..............................             --               --        (53,750)        (4,409)       (53,750)
   Other assets.....................................         (3,721)             118        (10,214)            97        (20,964)
   Accounts payable.................................         23,127          363,515      1,323,601        303,268         28,475
   Accrued professional fees........................             --           41,931        (27,770)        64,442        214,985
   Payroll taxes withheld...........................          9,353           18,560          5,716        (27,913)       (16,129)
                                                       ------------     ------------   ------------   ------------   ------------
   Net cash used in operating activities............           (150)      (2,324,913)    (9,596,037)    (1,922,186)    (3,026,967)
                                                       ------------     ------------   ------------   ------------   ------------
Cash flows used in investing activities:
 Purchases of property, plant, and equipment........         (5,838)         (60,651)    (1,033,953)       (22,779)      (126,444)
 Purchases of investments and certificate of
   deposit..........................................             --         (110,453)   (10,509,467)            --         (7,410)
 Sales and maturities of investments................             --               --             --             --     10,023,190
                                                       ------------     ------------   ------------   ------------   ------------
   Net cash (used in) provided by
     investing activities...........................         (5,838)        (171,104)   (11,543,420)       (22,779)     9,889,336
                                                       ------------     ------------   ------------   ------------   ------------
Cash flows from financing activities:
 Proceeds from issuance of common stock.............        100,000        6,920,150     22,904,531      2,450,034      1,995,316
 Proceeds from convertible loan.....................             --          500,000             --             --             --
 Payments of principal on note payable..............             --               --         (2,771)            --           (990)
 Principal payments under capital lease
   obligations......................................             --               --         (1,381)          (330)          (372)
 Deferred offering costs............................             --               --             --             --       (206,050)
                                                       ------------     ------------   ------------   ------------   ------------
   Net cash provided by financing activities........        100,000        7,420,150     22,900,379      2,449,704      1,787,904
                                                       ------------     ------------   ------------   ------------   ------------
   Net increase in cash and cash equivalents........         94,012        4,924,133      1,760,922        504,739      8,650,273
Cash and cash equivalents, beginning of period......             --           94,012      5,018,145      5,018,145      6,779,067
                                                       ------------     ------------   ------------   ------------   ------------
Cash and cash equivalents, end of period............   $     94,012     $  5,018,145   $  6,779,067   $  5,522,884   $ 15,429,340
                                                       ============     ============   ============   ============   ============
Supplemental schedule of noncash investing and
 financing activities:
 Note payable issued for building...................   $         --     $         --   $    317,131   $         --   $         --
                                                       ============     ============   ============   ============   ============
 Loan principal and accrued interest converted into
   common stock.....................................   $         --     $    508,334   $         --   $         --   $         --
                                                       ============     ============   ============   ============   ============
Supplemental cash flow information -- cash paid for
 interest...........................................   $         --     $         --   $     14,570   $        140   $      6,972
                                                       ============     ============   ============   ============   ============

          See accompanying notes to consolidated financial statements.

                        UNITED THERAPEUTICS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS DESCRIPTION

     United Therapeutics Corporation (the Company) was incorporated on June 26, 1996 under the laws of the State of Delaware. The Company is a pharmaceutical company based in Silver Spring, Maryland and Research Triangle Park, North Carolina, that is focused on clinical development and commercialization of in-licensed compounds for the treatment of life-threatening diseases characterized by high chronic care costs. The initial focus of the Company is the development of therapies to treat patients with pulmonary hypertension, a generally fatal disorder of the pulmonary arteries with no adequate long-term therapies. All of the Company's products are currently in clinical trial programs.

     The Company has three wholly owned subsidiaries: LungRx, Unither Pharmaceuticals, Inc. (UPI) and Unither Telemedicine Services Corporation
(UTSC). UPI and UTSC were formed in 1998. None of these subsidiaries have commenced operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of United Therapeutics Corporation and its three wholly owned subsidiaries. All significant intercompany balances were eliminated in combination.

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

     The interim consolidated financial statements of the Company for the three months ended March 31, 1998 and 1999 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1998 and 1999, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1999.

     CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less. Cash equivalents consist of money market funds and certificates of deposit and amount to $4,960,748, $6,769,034, and $6,286,683 at December 31, 1997 and 1998 and March 31, 1999, respectively.

     PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                        UNITED THERAPEUTICS CORPORATION

     Estimated useful lives of the assets are as follows:

Building and improvements...................................    39 years
Furniture and equipment.....................................   3-7 years

     RESEARCH AND DEVELOPMENT

     Research and product development costs are expensed as incurred.

     LICENSED TECHNOLOGY

     Costs incurred in obtaining the license rights to technology in the research and development stage are expensed as incurred and in accordance with the specific contractual terms of the applicable license agreements.

     INCOME TAXES

     Income taxes are accounted for in accordance with Financial Accounting Standards Board Statement No. 109 (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     INVESTMENTS

     The Company's only investment at December 31, 1998 is considered a held-to-maturity security. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity and are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, investments, accounts payable and payroll taxes withheld approximate fair value due to their short maturities. The fair value of the Company's note payable (see note 8) is estimated to be the carrying amount, since it is an adjustable rate note.

     LOSS PER COMMON SHARE

     Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Common stock equivalents, consisting of options and warrants, are not included in the calculation as their effect would be anti-dilutive. Accordingly, diluted loss per common share is the same as basic loss per common share.

                        UNITED THERAPEUTICS CORPORATION

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     STOCK OPTION PLAN

     The Company applies the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to account for its stock options. SFAS No. 123 allows companies to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1996 and subsequent years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. The Company accounts for non-employee stock option awards in accordance with SFAS No. 123.

     GRANT REVENUE


     Grant revenues in 1996 and 1997 resulted primarily from a grant from the PPH Cure Foundation (see note 3). Grant revenues in 1998 and 1999 resulted from an orphan drug grant from the United States Food and Drug Administration (the FDA orphan drug grant) to fund ongoing research related to UT-15. The FDA orphan drug grant is a cost reimbursement award covering a two-year period beginning September 30, 1998. The FDA has committed funding for the first year totaling $215,000. This grant has no milestones or significant deliverables other than the submission of periodic technical reports. The Company recognizes revenues under the FDA orphan drug grant when they are realizable and earned and only to the extent allowable expenses are incurred. Recognized revenues are not contingent upon future performance obligations and are not refundable to the FDA since they represent reimbursements for past services and are not dependent on the outcome of the research. Accounts receivable at December 31, 1998 and March 31, 1999 were for unbilled costs incurred and are expected to be billed and collected in the second quarter of 1999. Amounts billed are subject to audit by the FDA and could result in potential disallowances. Such disallowances, if any are not expected to be material.


     DEFERRED OFFERING COSTS

     Costs incurred in connection with the Company's initial public offering are deferred and reported as assets in the accompanying balance sheets. Upon successful completion of the initial public offering, these deferred offering costs will be netted against the additional paid-in capital resulting from the offering.

     CONCENTRATIONS OF SUPPLIERS

     The Company currently relies on three suppliers for the formulation and manufacture of its lead compound, UT-15, on a single supplier to test the purity and stability of each batch of UT-15, and a single supplier for the delivery device to administer UT-15 to patients. Although there are a limited number of companies that could replace each of these suppliers, management believes that other suppliers could provide similar services and materials. A change in suppliers, however, could cause a delay in formulation, manufacture, and distribution of UT-15, and in the

                        UNITED THERAPEUTICS CORPORATION
conduct of clinical trials, which would adversely affect the Company's research and development efforts.

     Similarly, the Company relies solely on Toray for the manufacture of beraprost and solely on Global Medical Enterprises for the manufacture of UT-77 under exclusive licensing agreements (see note 4). If these agreements were to terminate, the Company would have no other source for these compounds.

3.  RELATED PARTY TRANSACTIONS

     REVENUE

     During 1996 and 1997, the Company earned substantially all of its revenue from a grant from the PPH Cure Foundation (the Foundation). A director of the Foundation is also the Chairman and CEO of the Company. This grant terminated at the end of March 1997. Total revenue earned from the Foundation's grant was $153,972 and $115,909 for the period ended December 31, 1996 and the year ended December 31, 1997, respectively.

     CONVERTIBLE LOAN

     In 1997, the Chairman and CEO loaned the Company $500,000. The principal and accrued interest, totaling $508,334 based on an interest rate of 10 percent, were converted on August 19, 1997 into 309,428 shares of common stock under the terms of the loan agreement. The conversion price was approximately $1.62 per share.

     BUILDING

     In 1998, the Company purchased an office building for its corporate headquarters from Beacon Projects, Inc., an entity owned by the Company's Chairman and CEO. The purchase price, including related expenses, was approximately $581,000.

     OFFICE LEASES

     During 1997 and 1998, the Company leased office space from Beacon Projects, Inc., a company owned by the Chairman and CEO of the Company. In August 1998, this lease was terminated when the Company purchased the office building from the Chairman and CEO of the Company. Payments made by the Company under this lease totaled $15,000 and $12,000 for the years ended December 31, 1997 and 1998, respectively, and $4,500 and $0 for the quarters ending March 31, 1998 and 1999, respectively.

     In March 1999, Unither Telemedicine Services Corporation leased office space from Beacon Projects, Inc. (see note 10).

     LEGAL SERVICES

     During 1996, 1997 and 1998, the Company obtained professional services from a law firm affiliated with the Chairman and CEO and two executive officers. The Company incurred expenses of approximately $5,000, $81,000 and $157,000 during the period ended December 31, 1996 and during years ended December 31, 1997 and 1998, respectively, for services rendered by the law firm. The Company incurred expenses of approximately $50,000 and $107,000 during the quarters ended March 31, 1998 and 1999, respectively, for services rendered by the law firm.

                        UNITED THERAPEUTICS CORPORATION

     RESEARCH AGREEMENT

     During 1998, the Company entered into a cooperative drug discovery agreement with William Harvey Research Limited (WHR) (see note 5). The Chairman and CEO of the Company is president of William Harvey Medical Research Foundation, an affiliate of WHR. Payments made to WHR under the agreement were approximately $162,000 for the year ended December 31, 1998 and $86,000 for the quarter ended March 31, 1999.

4.  LICENSE AGREEMENTS

     GLAXO WELLCOME ASSIGNMENT

     In January 1997, Glaxo Wellcome Inc. assigned to the Company patents and patent applications for the use of the stable prostacyclin analog now known as UT-15 for the treatment of pulmonary hypertension and congestive heart failure. Glaxo Wellcome has a right to negotiate a license from the Company if the Company decides to license any part of the marketing rights to a third party. Glaxo Wellcome waived this right with respect to the agreement with MiniMed described below. Under the agreement, Glaxo Wellcome is entitled to certain royalties from the Company for a period of ten years from the date of the first commercial sale of any product containing UT-15 (see note 5). If the Company grants to a third party any license to UT-15, Glaxo Wellcome is also entitled to a percentage of all consideration payable to the Company by such licensee. The Company is responsible for all patent prosecution and maintenance for UT-15.

     PHARMACIA & UPJOHN LICENSE


     In December 1996, Pharmacia & Upjohn Company exclusively licensed to the Company patents and a patent application for the composition and production of the stable prostacyclin analog now known as UT-15. Under the Pharmacia & Upjohn agreement, the Company paid an initial license fee and must make additional milestone payments of up to $3,875,000 for orphan and non-orphan indications of the compound. The Company will make royalty payments between 2.5 and 5.0 percent of net sales, subject to reduction based on required royalty payments to Glaxo Wellcome, to Pharmacia & Upjohn until the later of the expiration of the applicable patent or ten years after the date of the first commercial sale of a product in a country defined as a milestone country under the agreement. The agreement may be terminated earlier by either party in certain circumstances, including upon a material breach by or bankruptcy of the other party, and by the Company at any time upon 60 days' notice to Pharmacia & Upjohn. Pursuant to the agreement, the Company is obliged to use its best efforts to conduct a research and development program in the United States relating to the use of the product containing the compound for at least one indication, and to obtain regulatory approvals and market a product in the United States and such other countries as the Company deems appropriate.


     MINIMED INC.

     The Company entered into an agreement with MiniMed in September 1997 to collaborate in the design, development, and implementation of therapies to treat pulmonary hypertension and peripheral vascular disease utilizing MiniMed products and UT-15. The term of the agreement is for seven years after the FDA grants a new drug approval for UT-15 and will be automatically extended for additional 12-month periods unless otherwise terminated. The agreement is subject to early termination in the event of a material breach or bankruptcy of either party. The Company and MiniMed have established a Management Committee comprised of two representatives from

                        UNITED THERAPEUTICS CORPORATION
each company to implement the agreement. MiniMed has agreed to establish a dedicated sales force for UT-15 for advanced pulmonary hypertension. The Company has agreed to pay MiniMed the greater of a percentage of the revenues derived from commercial sales of UT-15 (see note 5) or a fixed amount per patient per year.

     TORAY INDUSTRIES LICENSES


     In September 1998, United Therapeutics entered into an agreement with Toray Industries, Inc. obtaining the exclusive right to develop and market beraprost in the United States and Canada for the treatment of pulmonary vascular disease, including pulmonary hypertension, plus certain additional rights of first refusal for other products, therapies or territories. In exchange, United Therapeutics paid Toray cash and 166,666 shares of common stock, and granted Toray an option to purchase an additional 166,666 shares of common stock at an exercise price of $9.00 per share (see note 6). United Therapeutics also agreed to pay Toray milestone payments of up to $750,000. In March 1999, United Therapeutics entered into an agreement with Toray obtaining the exclusive right to develop and market beraprost in the United States and Canada for the treatment of peripheral vascular disease. United Therapeutics paid Toray cash and 500,000 shares of common stock and agreed to pay Toray milestone payments of up to $750,000. License fees expensed as research and development totaled $1,785,000 for the year ended December 31, 1998 and $9,100,000 for the quarter ended March 31, 1999.



     Pursuant to the agreements, United Therapeutics has agreed to pay all costs and expenses associated with undertaking clinical trials, obtaining regulatory approvals and commercializing beraprost in the United States and Canada for the treatment of pulmonary hypertension and peripheral vascular disease. Toray has retained all manufacturing rights for beraprost. United Therapeutics has agreed to purchase beraprost solely from Toray at specified prices based on volume. The agreements each set forth a product development schedule. In the event that development by United Therapeutics falls significantly behind the schedule specified in either agreement, Toray may terminate that agreement. Furthermore, United Therapeutics is responsible under the agreements for achieving minimum annual product net sales as determined in advance by mutual agreement, and in the case of the first two years of commercial sales, minimum net sales of $2.5 million and $5 million. In the event that United Therapeutics is unable to meet any minimum annual net sales requirement for two consecutive years, Toray may convert the exclusive license to a non-exclusive license. United Therapeutics would then be required to share any product marketing rights approved by the FDA with a third-party licensee chosen by Toray. Each agreement expires 10 years following FDA approval of beraprost for the particular disease indication. United Therapeutics may extend each agreement for unlimited 12-month periods with Toray's consent.


     CORTECH LICENSE


     In November 1998, United Therapeutics entered into an agreement with Cortech, Inc. to obtain the exclusive right to develop and market a serine elastase inhibitor compound, now known as UT-77, for all indications worldwide, except for certain dermatological uses. In exchange, United Therapeutics made a cash payment and granted Cortech a warrant to purchase 116,666 shares of common stock, which vests only if United Therapeutics continues developing UT-77 after November 2, 2000, and terminates in November 2004 (see note 6), and agreed to make milestone payments in the event it elects to develop UT-77 after November 2, 2000 of up to $6,450,000 for non-orphan drug indications and pay royalty fees between 6 and 10 percent of UT-77 net sales. License fees expensed as research and development totaled $418,000 for the year

                        UNITED THERAPEUTICS CORPORATION
ended December 31, 1998. Pursuant to the agreement, United Therapeutics is required to use reasonable efforts to develop and conduct research and pre-clinical and human clinical trials to obtain all regulatory approvals to manufacture, market and commercialize the products that United Therapeutics determines are commercially feasible. In addition, United Therapeutics is responsible for a majority of the costs for prosecuting and maintaining the patent covering UT-77. United Therapeutics may choose to discontinue the development of the products without penalty upon written notice to Cortech if the products do not satisfy United Therapeutics' clinical needs for targeted indications. If United Therapeutics terminates the agreement, however, Cortech will receive an exclusive royalty-free license to use any improvements, know-how, data, information or regulatory filings or any other intellectual property arising from United Therapeutics' performance under the agreement. Cortech may terminate the agreement if United Therapeutics does not commence Phase II clinical trials of UT-77 before May 2001, subject to certain exceptions.


     GLOBAL MEDICAL ENTERPRISES AGREEMENT


     In February 1999, United Therapeutics entered into an agreement with Global Medical Enterprises Ltd. and Global Medical Enterprises Ltd., LLC. This agreement gives to United Therapeutics the exclusive right to commercialize and sell Ketotop in the United States, Canada, Mexico, Central America and the Caribbean for treatment of all indications. Global Medical holds these rights under an exclusive sales and distribution agreement with Pacific Pharmaceuticals, Inc., the Korean manufacturer of Ketotop. Both the agreement between United Therapeutics and Global Medical and the agreement between Global Medical and Pacific Pharmaceuticals expire in July 2008. The agreement between United Therapeutics and Global Medical will be extended if Pacific Pharmaceuticals extends its agreement with Global Medical. The agreement is subject to early termination in the event of a material breach or bankruptcy of either party or if the underlying agreement between Global Medical and Pacific Pharmaceuticals is terminated. United Therapeutics has agreed to purchase Ketotop solely from Global Medical. United Therapeutics will pay Global Medical a product purchase price equal to Global Medical's cost of obtaining Ketotop from Pacific Pharmaceuticals plus a profit percentage of between 15 and 23 percent. United Therapeutics and Global Medical will jointly determine Global Medical's compensation for sales in additional territories. United Therapeutics is obligated under its agreement with Global Medical to obtain trademark protection on behalf of Pacific Pharmaceuticals for Ketotop in every jurisdiction where United Therapeutics has marketing rights. The Company expects these costs to be immaterial.


5.  COMMITMENTS

     CLINICAL TRIALS AND OTHER RESEARCH

     The Company has contracted with universities and research organizations to perform clinical trials and other research related to UT-15 and other products. The Company generally pays all expenses incurred in carrying out the clinical trials and research activities. Total expenses under these agreements were approximately $0, $1,700,000 and $7,600,000 in 1996, 1997, and 1998,
respectively. Total expenses for the quarters ended March 31, 1998 and 1999 were approximately $1,400,000 and $2,200,000, respectively. Total payments under these agreements in 1999 are not expected to exceed $13,000,000.

                        UNITED THERAPEUTICS CORPORATION

     UNIVERSITY COLLEGE LONDON

     In 1997, the Company entered into a cooperative drug discovery agreement with University College London (UCL) to identify and develop compounds with therapeutic effectiveness against pulmonary hypertension and other diseases treatable by potassium channel compounds. The agreement may be terminated by the Company if the Company decides not to fund further drug development. Annual funding by the Company is expected to be between $500,000 and $1,000,000 over the next several years. Under the agreement, the Company is required to pay UCL a royalty equal to a percentage of net sales and license fees that the Company earns from discoveries and products developed by UCL. This royalty obligation extends for 15 years or, if later, until any issued patents expire.

     WILLIAM HARVEY RESEARCH LIMITED


     In 1998, the Company entered into a cooperative drug discovery agreement with William Harvey Research Limited (WHR) to identify and develop an antisense therapy as a potential treatment for pulmonary hypertension. Funding by the Company under this agreement is expected to be between $600,000 and $700,000 annually over the next 30 months. The agreement may be terminated by the Company after 30 months. Under the agreement, the Company is required to pay WHR a royalty equal to a percentage of net sales and license fees that the Company earns from discoveries developed by WHR. This royalty obligation extends for 15 years or, if later, until any issued patents expire.


     MILESTONE AND ROYALTY PAYMENTS


     The Company has in-licensed certain products under agreements described in note 4. These agreements generally include milestone payments to be paid in cash by the Company upon the achievement of certain product development and commercialization goals set forth in each agreement. Total milestone payments under these agreements may come due approximately as follows:



YEAR ENDING DECEMBER 31,
1999........................................................    $  250,000
2000........................................................     1,275,000
2001........................................................       550,000
2002........................................................     3,200,000
2003........................................................     4,500,000


     Additionally, certain agreements described in note 4 require the Company to pay royalties. The royalties are generally based on a percentage of net sales or other product fees earned by the Company. Royalties will become due when sales are generated and will range from 2.5 to 30 percent of net product revenues as defined in the respective agreements.

     EMPLOYMENT AGREEMENT

     In April 1999, the Company executed an employment agreement with its CEO. The agreement establishes minimum compensation and benefits for an initial period of five years. The agreement also requires the Company to issue options to the CEO at the end of each of the next five years to purchase a number of shares of common stock equal to one percent of the increase

                        UNITED THERAPEUTICS CORPORATION
in the Company's market capitalization after the initial public offering over the prior year, divided by 18, subject to certain annual limitations. The exercise price of the options will be 110 percent of the fair market value of a share of common stock on the date of grant, or 100 percent of fair market value if the CEO owns less than 10 percent of the Company's outstanding common stock on the date of grant. If the CEO is terminated without cause or leaves with good reason, she will receive severance equal to three years of base salary plus the value of any vested options.

6.  STOCKHOLDERS' EQUITY

     COMMON STOCK

     The Company was originally capitalized through the issuance of 1,666,663 shares of common stock for $0.06 per share, with a par value of $0.01. In 1997, the number of authorized shares of common stock was increased from 20,000,000 to 50,000,000 shares. Also in 1997, 4,209,506 shares of common stock were issued at prices ranging from $1.20 to $3.00. Of this total, 309,428 shares were issued as a result of the conversion of a loan and accrued interest thereon from the Chairman and CEO of the Company totalling $508,334.

     On December 7, 1997, the Company's board of directors approved a one-for-two reverse stock split of the Company's common stock. All common shares and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this reverse stock split. Authorized shares and the par values of common and preferred stock were not affected.

     In 1998, the Company issued 4,028,404 shares of common stock for cash at prices ranging from $3.00 to $18.00.

     The Company sold 111,370 shares of common stock in January and February 1999 at a price of $18.00 per share.

     In April 1999, the Company's Board of Directors and shareholders approved an amendment to the Company's Certificate of Incorporation, which will become effective upon consummation of the initial public offering, increasing the number of authorized shares of common stock to 100,000,000 shares.

     PREFERRED STOCK

     A total of 10,000,000 shares of preferred stock with a par value of $0.01 were authorized in 1997. No preferred stock has been issued.

    STOCK AND OPTIONS ISSUED FOR EXCLUSIVE LICENSE AGREEMENTS AND IN EXCHANGE FOR SERVICES

     In 1998 the Company issued 166,666 shares of common stock and options to purchase 166,666 shares of common stock in exchange for an exclusive license agreement. The stock was valued at $1,500,000, based on prices of similar quantities of stock sold to unrelated parties during the period. The options have an exercise price of $9.00 per share, are exercisable immediately, and expire 30 days following the date of the Company's first filing of a New Drug Application in the United States for the licensed product. The fair value of the options was estimated on the date of grant at $185,000 using the Black-Scholes option pricing model with assumptions generally consistent with those used for employee options. The total of $1,685,000 was expensed as research and development expense.

                        UNITED THERAPEUTICS CORPORATION

     In 1998, the Company issued warrants to purchase 116,666 shares of common stock in exchange for an exclusive license agreement. The warrants have an exercise price of $9.00 per share, are exercisable beginning in November 2000, and expire in November 2004.
The fair value of the warrants was estimated on the date of grant at $168,000 using the Black-Scholes option pricing model with assumptions generally consistent with those used for employee options and was expensed as research and development expense.

     The Company issued a total of 37,694 shares of common stock in recognition of consulting services rendered during the year ended December 31, 1998. The stock's fair value and related compensation expense (ranging from $3.00 to $9.00) per share was estimated based on prices of similar quantities of stock sold to unrelated parties during the period.

     In March 1999 the Company issued 500,000 shares of common stock in exchange for another exclusive license agreement. The stock was valued at $9,000,000 ($18.00 per share) by the Company based on recent sales at $18.00 per share. The total of $9,000,000 was expensed as a research and development expense.

     EMPLOYEE OPTIONS

     The Company's Board of Directors adopted an equity incentive plan (the
Plan) effective November 12, 1997. On April 5, 1999 and April 8, 1999, the Company's Board of Directors and shareholders approved an amendment and restatement of the Plan to increase the total number of shares of common stock that may be issued pursuant to the Plan to 14,939,517 shares, including 7,939,517 shares reserved for issuance to the CEO under her employment agreement (see note 5). The Plan provides for the grant of awards, including options, stock appreciation rights, restricted stock awards and other rights as defined in the Plan, to eligible participants. Options granted under the Plan are not transferable and must generally be exercised within 10 years. The price of all options granted under the Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns 10 percent or more of the Company's outstanding common stock on the date of grant, the exercise price of any incentive stock option granted to that participant must equal or exceed 110 percent of the fair market value of the common stock on the date of grant and the option must not be exercisable for longer than five years. During the year ended December 31, 1997, options to purchase a total of 274,000 shares were granted under this Plan at exercise prices of $3.00 to $16.50. For the year ended December 31, 1998 and quarter ended March 31, 1999, options to purchase a total of 610,401 shares and 5,500 shares, respectively, were granted under this Plan at exercise prices of $3.00 to $19.80.

     Additional options have been granted to employees outside of the Plan which have terms between five and ten years.

                        UNITED THERAPEUTICS CORPORATION

     The Company applies APB Opinion No. 25 in accounting for options granted to employees and, accordingly, no compensation expense has been recognized in the financial statements with respect to such options. Had the Company determined compensation expense under SFAS No. 123 based on the fair value at the grant date for its stock options, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                              PERIOD FROM
                                               INCEPTION
                                            (JUNE 26, 1996)           YEAR ENDED               THREE MONTHS ENDED
                                                  TO                 DECEMBER 31,                  MARCH 31,
                                             DECEMBER 31,     --------------------------   --------------------------
                                                 1996            1997           1998          1998           1999
                                            ---------------   -----------   ------------   -----------   ------------
                                                                                                  (UNAUDITED)
Net loss:
  As reported.............................     $(30,077)      $(2,901,224)  $(12,835,399)  $(2,263,600)  $(12,237,993)
  Pro forma...............................      (30,077)       (2,905,862)   (12,989,645)   (2,263,775)   (12,247,017)
Basic and diluted loss per common share:
    As reported...........................     $  (0.02)      $     (0.87)  $      (1.54)  $     (0.38)  $      (1.19)
    Pro forma.............................     $  (0.02)      $     (0.87)  $      (1.56)  $     (0.38)  $      (1.19)
                                               --------       -----------   ------------   -----------   ------------

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions generally used for grants in 1998 and quarter ending March 31, 1999: dividend yield of 0 percent, expected volatility of 0.10 percent, risk free interest rate of 4.73 and 5.30 percent, respectively, and expected lives of 7.5 years.

     A summary of the status of the Company's employee stock options as of December 31, 1997 and 1998 and March 31, 1999, and changes during the years and period then ended is presented below:

                                               1997                  1998             MARCH 31, 1999
                                        -------------------   -------------------   -------------------
                                                  WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                   AVERAGE               AVERAGE               AVERAGE
                                                  EXERCISE              EXERCISE              EXERCISE
                                        SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
                                        -------   ---------   -------   ---------   -------   ---------
                                                                                        (UNAUDITED)
Outstanding at beginning of period....       --    $   --     274,000    $13.77     878,485    $12.69
Granted...............................  274,000     13.77     610,401     12.12       5,500     18.00
Exercised.............................       --        --          --        --          --        --
Forfeited.............................       --        --      (5,916)     3.00      (2,000)     3.00
                                        -------    ------     -------    ------     -------    ------
Outstanding at end of period..........  274,000    $13.77     878,485    $12.69     881,985    $12.75
                                        =======    ======     =======    ======     =======    ======
Options exercisable at end of
  period..............................   21,250    $ 7.80     180,318    $ 8.28     182,385    $ 8.40
                                        =======    ======     =======    ======     =======    ======
Weighted-average fair value of options
  granted during the period...........  $  0.06               $  3.30               $  4.83
                                        =======               =======               =======

     The following table summarizes information about stock options outstanding at December 31, 1998:

                        UNITED THERAPEUTICS CORPORATION

                                                 OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                        --------------------------------------   -------------------
                                                     WEIGHTED-       WEIGHTED-             WEIGHTED-
                                                      AVERAGE         AVERAGE               AVERAGE
                                                     REMAINING       EXERCISE              EXERCISE
      EXERCISE PRICES                   NUMBER    CONTRACTUAL LIFE     PRICE     NUMBER      PRICE
      ---------------                   -------   ----------------   ---------   -------   ---------
       $        3.00  ................  141,818           5.7         $  3.00     68,318    $  3.00
                9.00  ................  236,000           5.2            9.00     68,333       9.00
               15.00  ................  150,667           8.9           15.00     30,333      15.00
               16.50  ................   66,667           8.9           16.50     13,334      16.50
               18.00  ................  200,000          10.0           18.00         --         --
               19.80  ................   83,333          10.0           19.80         --         --
       -------------                    -------       -------         -------    -------    -------
       $3.00 - 19.80  ................  878,485          7.75         $ 12.69    180,318    $  8.28
       =============                    =======       =======         =======    =======    =======

     The following table summarizes information about stock options outstanding at March 31, 1999 (unaudited):

                                                 OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                        --------------------------------------   -------------------
                                                     WEIGHTED-       WEIGHTED-             WEIGHTED-
                                                      AVERAGE         AVERAGE               AVERAGE
                                                     REMAINING       EXERCISE              EXERCISE
      EXERCISE PRICES                   NUMBER    CONTRACTUAL LIFE     PRICE     NUMBER      PRICE
      ---------------                   -------   ----------------   ---------   -------   ---------
       $        3.00  ................  139,818          5.41         $  3.00     68,485    $  3.00
                9.00  ................  236,000          4.98            9.00     68,333       9.00
               15.00  ................  150,667          8.65           15.00     30,333      15.00
               16.50  ................   66,667          8.65           16.50     13,334      16.50
               18.00  ................  205,500          9.75           18.00      1,900      18.00
               19.80  ................   83,333          9.75           19.80         --         --
       -------------                    -------       -------         -------    -------    -------
       $3.00 - 19.80  ................  881,985          7.52         $ 12.75    182,385    $  8.40
       =============                    =======       =======         =======    =======    =======

     In addition to options issued to employees, the Company also issued options to consultants during the year ended December 31, 1998 and the quarter ended March 31, 1999. A total of 6,333 shares and 9,141 shares, with exercise prices of $15.00 to $18.00, were outstanding at December 31, 1998 and March 31, 1999, respectively.

                        UNITED THERAPEUTICS CORPORATION

7.  INCOME TAXES

     A reconciliation of tax benefit computed at the statutory federal tax rate on losses from operations before income taxes to the actual income tax expense is as follows:

                            PERIOD FROM
                           JUNE 26, 1996                                   THREE MONTHS ENDED
                           (INCEPTION) TO    YEAR ENDED DECEMBER 31,            MARCH 31,
                            DECEMBER 31,    -------------------------   -------------------------
                                1996           1997          1998          1998          1999
                           --------------   -----------   -----------   -----------   -----------
                                                                               (UNAUDITED)
Federal tax provision
  (benefit) computed at
  the statutory rate.....     $(10,527)     $(1,015,428)  $(4,362,981)  $  (768,653)  $(4,160,918)
State tax provision
  (benefit), net of
  federal tax provision
  (benefit)..............         (595)        (113,936)     (842,180)      (18,041)     (821,400)
Change in the beginning
  of the period valuation
  allowance for deferred
  tax assets allocated to
  tax expenses...........       11,023        1,127,859     7,564,698     1,724,744     5,379,070
General business credit
  generated..............           --               --    (3,005,476)   (1,096,912)     (655,958)
Nondeductible expenses
  and other..............           99            1,505       649,039       161,717       262,660
                              --------      -----------   -----------   -----------   -----------
  Total income tax
     expense.............     $     --      $        --   $     3,100   $     2,855   $     3,454
                              ========      ===========   ===========   ===========   ===========

                        UNITED THERAPEUTICS CORPORATION

     Deferred income taxes reflect the net effect of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1997 and 1998 and March 31, 1999, respectively, are as follows:

                                                        DECEMBER 31,
                                                 --------------------------     MARCH 31,
                                                    1997           1998            1999
                                                 -----------    -----------    ------------
                                                                               (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards...........    $   973,412    $ 4,245,686    $  8,922,662
  General business credit....................             --      3,640,146       4,296,104
  Cumulative effect of using cash basis
     accounting for income tax purposes......        165,311        690,302         726,943
  Furniture and equipment principally due to
     differences in depreciation.............            159        (19,164)        (24,028)
  Nonqualifed stock options..................             --        146,610         160,970
                                                 -----------    -----------    ------------
     Total deferred tax assets...............      1,138,882      8,703,580      14,082,651
Valuation allowance..........................     (1,138,882)    (8,703,580)    (14,082,651)
                                                 -----------    -----------    ------------
     Net deferred tax assets.................    $        --    $        --    $         --
                                                 ===========    ===========    ============

     Based on the weight of available evidence, management has determined that it is more likely than not that the entire deferred tax asset amount will not be realized. This is due primarily to the uncertainty of product approvals, future product sales and profitability. The valuation allowance for deferred tax assets increased $1,127,859 and $7,564,698 for the years ended December 31, 1997 and 1998, respectively, and $5,379,071 for the period ended March 31, 1999.

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $11,000,000 and business tax credit carryforwards of approximately $3,600,000 for federal income tax purposes which expire at various dates from 2011 through 2018. The respective amounts at March 31, 1999 were approximately $22,400,000 and $4,300,000. Business tax credits can offset future tax liabilities and arise from qualified research expenditures. As a result of past financings and the contemplated initial public offering, the Company has not experienced and will not experience ownership changes as defined by the rules enacted with the Tax Reform Act of 1986 that would limit the Company's ability to use its net operating loss and tax credit carryforwards.

8.  NOTE PAYABLE

     On April 29, 1998, the Company purchased an office building from a company owned by the Chairman and CEO of the Company for approximately $581,000. At that time, the Company assumed an existing adjustable rate mortgage on the building of approximately $318,000. The mortgage currently bears an interest rate of 8.75 percent, and is payable in monthly installments through 2022. The mortgage is collateralized by the deed of trust on the building.

                        UNITED THERAPEUTICS CORPORATION

     Future minimum principal payments under the note payable are as follows:

YEAR ENDING DECEMBER 31,
1999........................................................    $  4,098
2000........................................................       4,471
2001........................................................       5,305
2002........................................................       5,788
2003........................................................       5,809
2004 and thereafter.........................................     288,889
                                                                --------
                                                                 314,360
Less current portion........................................      (4,098)
                                                                --------
                                                                $310,262
                                                                ========

9.  INVESTMENTS

     Investments at December 31, 1997 consisted of an equity investment in a joint venture totalling $110,453 which was carried at the lower of cost or net realizable value. Due to the speculative nature of this investment, it was deemed to have no realizable value for financial statement purposes, and was written down to $0 in 1997. During 1998, the Company terminated its involvement in the joint venture. No amounts were recovered.

     Investments at December 31, 1998 consisted of a single debt security issued by the Federal Home Loan Mortgage Corporation. This security matured at its face value of $10,049,000 on January 20, 1999. Its fair value at December 31, 1998 was $10,025,887. Its amortized cost was $10,023,190, with gross unrealized holding gains of $25,810, for the year ended December 31, 1998. After maturing on January 20, 1999, the face value of $10,049,000 was deposited into a money market account.

10.  LEASES

     The Company leases office space for use in its research and development activities in North Carolina. The initial leases commenced in 1997 and had initial terms of six months. The leases are renewable semi-annually and were renewed in 1998.

     In March 1999, a subsidiary of the Company leased office space from a company owned by the Chairman and CEO of the Company (see note 3). The lease expires in 2001 and may be extended for two years. The subsidiary is responsible for base rentals and its proportionate share of common utilities and maintenance. Also in March 1999, the Company leased an automobile for

                        UNITED THERAPEUTICS CORPORATION
its CEO. Approximate minimum annual rent payments due under these noncancelable leases are as follows:

    YEAR ENDING DECEMBER 31,
    1999........................................................    $30,000
    2000........................................................     39,000
    2001........................................................     12,000
    2002........................................................      3,000

     Total rent expense for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998 was $0, $25,340 and $97,033, respectively. Total rent expenses for the quarters ended March 31, 1998 and 1999 were approximately $19,000 and $38,000, respectively.

11.  INITIAL PUBLIC OFFERING

     In April 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale of up to 6,000,000 shares of common stock. Direct costs associated with the offering have been deferred and will be recorded as a reduction of stockholders' equity if the offering is consummated. If the offering is not consummated, the deferred offering costs will be charged to operations.

12.  REVERSE STOCK SPLIT (UNAUDITED)

     In April 1999, the Company's Board of Directors approved a one-for-three reverse stock split of its outstanding common stock that is subject to the initial public offering being effective. Authorized shares and the par values of common and preferred stock were not affected. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

          ------------------------------------------------------------
          ------------------------------------------------------------

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. UNITED THERAPEUTICS HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------
                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    1
Risk Factors............................    5
Use of Proceeds.........................   14
Capitalization..........................   15
Dilution................................   16
Selected Consolidated Financial Data....   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   18
Business................................   22
Management..............................   40
Certain Transactions....................   49
Principal Stockholders..................   50
Description of Capital Stock............   51
Shares Eligible for Future Sale.........   54
Underwriting............................   56
Lawyers.................................   57
Experts.................................   58
Additional Information..................   58
Index to Consolidated Financial
  Statements............................  F-1

                             ---------------------

     DEALER PROSPECTUS DELIVERY OBLIGATION:
UNTIL           , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
                                4,500,000 Shares

                     [UNITED THERAPEUTICS CORPORATION LOGO]

                                  Common Stock
                               ------------------

                                   PROSPECTUS
                               ------------------


                           DEUTSCHE BANC ALEX. BROWN


                           A.G. EDWARDS & SONS, INC.

                     VECTOR SECURITIES INTERNATIONAL, INC.

                                                              , 1999

          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts are estimates except for the registration fee, the Nasdaq listing fee and the NASD filing fee.

Registration fee............................................   $   23,978
Nasdaq National Market listing fee..........................       95,000
NASD filing fee.............................................        9,125
Blue sky qualification fees and expenses....................            *
Printing and engraving expenses.............................      200,000
Legal fees and expenses.....................................      400,000
Accounting fees and expenses................................      225,000
Transfer agent and registrar fees...........................            *
Directors' and Officers' Insurance..........................            *
Miscellaneous...............................................      196,897
                                                               ----------
          Total.............................................   $1,150,000
                                                               ==========

---------------
     * To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Delaware law, the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to United Therapeutics or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Amended and Restated Certificate of Incorporation further provides that the Registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its Amended and Restated Certificate of Incorporation covers negligence and gross negligence on the part of indemnified parties.

     The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     The Underwriting Agreement (Exhibit 1) will provide for indemnification by the underwriters of the Registrant, its directors, its officers who sign the registration statement, and the Registrant's controlling persons for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since June 1996, the Registrant has sold and issued the following unregistered securities:

     (1) As of March 31, 1999, the Registrant had granted stock options to purchase 168,905 shares of its common stock to employees, consultants and directors pursuant to its Amended and Restated Equity Incentive Plan. Of these options to purchase, no shares have been exercised, 7,916 have been canceled, and the remainder are outstanding.

     (2) As of March 31, 1999, the Registrant had granted stock options to purchase an additional 730,137 shares of its common stock to employees, consultants and directors, all of which are outstanding.

     (3) In August 1996, the Registrant issued an aggregate of 1,666,663 shares of its common stock to its four co-founders for an aggregate consideration of $100,000.

     (4) From January 1, 1997 through December 31, 1997, the Registrant issued 3,906,742 shares of common stock for an aggregate consideration of $6,940,150.

     (5) In July 1997, the Registrant issued 309,428 shares of its common stock to Martine A. Rothblatt, in consideration for the conversion of a note, including accrued interest thereon, for an aggregate consideration of $508,334.

     (6) From January 1, 1998 through December 31, 1998, the Registrant issued 37,194 shares of its common stock in consideration for various consulting services valued at approximately $132,085.

     (7) From January 1, 1998 through December 31, 1998, the Registrant issued an aggregate of 3,473,349 shares of its common stock to directors and officers and several accredited investors (not including those reflected in item (6)) for an aggregate cash consideration of $17,904,530.

     (8) In September 1998, the Registrant issued 166,666 shares of its common stock, and granted options to acquire an additional 166,666 shares of common stock in consideration of an exclusive license.

     (9) In October 1998, the Registrant issued an aggregate of 555,555 shares of common stock to two accredited investors for an aggregate consideration of $5,000,001.

     (10) In November 1998, the Registrant issued warrants to purchase 116,666 shares of common stock in consideration of an exclusive license agreement.

     (11) In March 1999, the Registrant issued 500,000 shares of its common stock in consideration of an exclusive license agreement.

     (12) In March 1999, the Registrant issued options to purchase 2,808 shares of its common stock in exchange for services.

     (13) From January 1999 to February 1999, the Registrant sold and issued an aggregate of 111,370 shares of its common stock to directors, employees and several accredited investors for an aggregate cash consideration of $1,995,316.

     The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701. The sales and issuances of securities described in paragraphs (2)-(13) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D or Regulation S promulgated thereunder.

     Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of exhibits filed as a part of this registration statement. All of the exhibits have been previously filed except for Exhibit 5 and Exhibit 23.1.

EXHIBIT NO.  DESCRIPTION
-----------  -----------
    1        Form of Equity Underwriting Agreement.
    3.1      Amended and Restated Certificate of Incorporation of the
             Registrant.
    3.2      Amended and Restated By-Laws of the Registrant.
    4.1      Reference is made to Exhibits 3.1 and 3.2.
    4.2      Registration Rights Agreement, dated as of October 30, 1998, by and among the Registrant, Merrill Lynch KECALP L.P. 1997, and Merrill Lynch KECALP International L.P. 1997.
    4.3      Form of Common Stock Purchase Agreement, executed as of
             March, 1998, by and between the Registrant and each of
             Community Investment Partners III L.P., LLLP, Mary Ellen and
             Raul Evelio Perez, Trustees of the Mary Ellen Perez
             revocable trust dated October 28, 1993, Edward D. Jones &
             Co., Oakwood Investors I, L.L.C. and James L. Nouss, Jr.
    4.4      Warrant to purchase shares of United Therapeutics' common
             stock, issued on November 2, 1998 to Cortech, Inc.
    4.5      Stock Option Grant to purchase shares of United
             Therapeutics' common stock, issued on September 16, 1998 to
             Toray Industries, Inc.
    5        Opinion of Bryan Cave LLP*.
   10.1      Amended and Restated Equity Incentive Plan.
   10.2      Form of Scientific Advisor Compensation Agreement.
   10.3      Executive Employment Agreement (as amended) dated as of
             April 2, 1999 between the Registrant and Martine A.
             Rothblatt.
   10.4      Employment Agreement dated July 15, 1996 between the
             Registrant and James W. Crow.
   10.5      Employment Agreement dated April 7, 1997 between the
             Registrant and Gilles Cloutier.
   10.6      Employment Agreement dated August 1, 1996 between the
             Registrant and Shelmer Blackburn, Jr.
   10.7      First Flight Venture Lease Agreement dated July 1, 1997
             between North Carolina Technological Development Authority,
             Inc. and the Registrant.
   10.8      Exclusive License Agreement dated as of December 3, 1996
             between the Registrant and affiliate of Pharmacia & Upjohn
             Company.**
   10.9      Assignment Agreement dated as of January 31, 1997 between
             the Registrant and affiliates of Glaxo Wellcome Inc.**
   10.10     Cooperation and Strategic Alliance Agreement dated as of
             September 3, 1997 between the Registrant and MiniMed Inc.**
   10.11     Exclusive License Agreement dated as of September 24, 1998 between the Registrant and Toray Industries, Inc.**
   10.12     Exclusive License Agreement dated as of November 4, 1998
             between the Registrant and Cortech, Inc.**
   10.13     Exclusive License and Distribution Agreement dated as of
             February 4, 1999 among the Registrant, Global Medical
             Enterprises Ltd. and Global Medical Enterprises Ltd., LLC.**
   10.14     Exclusive License Agreement dated as of March 15, 1999
             between the Registrant and Toray Industries, Inc.**

EXHIBIT NO.  DESCRIPTION
-----------  -----------
   10.15     Manufacturing Agreement dated as of February 11, 1998
             between the Registrant and Steroids, Ltd.**
   10.16     Lease dated as of March 1, 1999 between the Unither
             Telemedicine Services Corp. and Beacon Projects, Inc.
   10.17     UAI Technology, Inc. Office Lease dated as of July 1, 1998 between the Registrant and UAI Technology, Inc.
   10.18     Form of Indemnification Agreement between the Registrant and each of its Directors.
   21        Subsidiaries of the Registrant.
   23.1      Consent of KPMG LLP.
   23.2      Consent of Bryan Cave LLP. Reference is made to Exhibit 5.
   24        Powers of Attorney.
   27        Financial Data Schedule.

-------------------------
 * To be filed by amendment.


** United Therapeutics has requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.


ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Silver Spring, County of Montgomery, State of Maryland on the 8th day of June, 1999.


                            UNITED THERAPEUTICS CORPORATION

                            By:           /s/ MARTINE A. ROTHBLATT
                               -------------------------------------------------
                                             Martine A. Rothblatt
                               Chairman of the Board and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated.


                  SIGNATURE                                   TITLE                      DATE
                  ---------                                   -----                      ----
          /s/ MARTINE A. ROTHBLATT             Chairman of the Board and             June 8, 1999
---------------------------------------------  Chief Executive Officer
            Martine A. Rothblatt

          /s/ MARTINE A. ROTHBLATT*            President, Chief Operating            June 8, 1999
---------------------------------------------  Officer and Director
                James W. Crow

          /s/ MARTINE A. ROTHBLATT*            Chief Financial Officer,              June 8, 1999
---------------------------------------------  Chief Accounting Officer,
               Gilles Cloutier                 Executive Vice President,
                                               Treasurer and Director

          /s/ MARTINE A. ROTHBLATT*            Director of Operations,               June 8, 1999
---------------------------------------------  Secretary and Director
          Shelmer D. Blackburn, Jr.

          /s/ MARTINE A. ROTHBLATT*            Director                              June 8, 1999
---------------------------------------------
              Jean-Guy Lambert

          /s/ MARTINE A. ROTHBLATT*            Director                              June 8, 1999
---------------------------------------------
               Noah A. Samara

          /s/ MARTINE A. ROTHBLATT*            Director                              June 8, 1999
---------------------------------------------
                David Gooray

          /s/ MARTINE A. ROTHBLATT*            Director                              June 8, 1999
---------------------------------------------
          Olivia Giscard d'Estaing


     * By Martine A. Rothblatt pursuant to power of attorney dated April 15,
       1999.

                                 EXHIBIT INDEX


    5        Opinion of Bryan Cave LLP*.
   10.8      Exclusive License Agreement dated as of December 3, 1996
             between the Registrant and affiliate of Pharmacia & Upjohn
             Company.**
   10.11     Exclusive License Agreement dated as of September 24, 1998 between the Registrant and Toray Industries, Inc.**
   10.14     Exclusive License Agreement dated as of March 15, 1999
             between the Registrant and Toray Industries, Inc.**
   23.1      Consent of KPMG LLP.
   23.2      Consent of Bryan Cave LLP. Reference is made to Exhibit 5.


-------------------------
 * To be filed by amendment.

** United Therapeutics has requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.